Exhibit 10(b)(1)

EXECUTION VERSION

CREDIT AGREEMENT

among

NORTHWESTERN CORPORATION,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

CREDIT SUISSE FIRST BOSTON,

CIBC INC.,

ABN AMRO BANK N.V.

and

BARCLAYS CAPITAL,

as Co-Arrangers

and

CREDIT SUISSE FIRST BOSTON,

as Administrative Agent,

Lead Arranger and Sole Book Runner

Dated as of January 14, 2002

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS

1.1	Defined Terms
1.2	Other Definitional Provisions

ARTICLE 2. AMOUNT AND TERMS OF COMMITMENTS

2.1	Commitments
2.2	Notes
2.3	Procedure for Borrowings
2.4	Fees
2.5	Optional and Mandatory Termination or Reduction
2.6	Optional and Mandatory Prepayments
2.7	Interest Rate Conversion and Continuation Options
2.8	Maximum Amounts of Eurodollar Tranches
2.9	Interest Rates; Default Rate Payment Dates
2.10	Computation of Interest
2.11	Inability to Determine Interest Rate
2.12	Pro Rata Treatment and Payments; Funding Reliance
2.13	Illegality
2.14	Requirements of Law
2.15	Taxes
2.16	Indemnity
2.17	Discretion of Lender as to Manner of Funding
2.18	Change of Lending Office; Replacement Lender
2.19	[Intentionally Omitted]
2.20	Additional Provisions relating to Letters of Credit.
2.21	Additional Provisions Relating to Swingline Loans.
2.22	Participations in Letters of Credit and Swingline Loans.
2.23	NW Restructuring.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

3.1	Financial Condition
3.2	No Change
3.3	Corporate Existence; Compliance with Law
3.4	Corporate Power; Authorization; Enforceable Obligations
3.5	No Legal Bar
3.6	No Material Litigation
3.7	No Default
3.8	Ownership of Property; Liens
3.9	[Intentionally Omitted]
3.10	Intellectual Property
3.11	No Burdensome Restrictions
3.12	Taxes

i

3.13	Margin Stock
3.14	ERISA
3.15	Holding Company; Investment Company Act; Other Regulations
3.16	Purpose of Loans
3.17	Environmental Matters
3.18	Insurance
3.19	Accuracy and Completeness of Information
3.20	Leaseholds, Permits, etc
3.21	No Restrictive Covenants
3.22	Solvency.
3.23	Index Debt Rating.
3.24	Acquisition Agreement; Merger.
3.25	Subsidiaries.

ARTICLE 4. CONDITIONS PRECEDENT

4.1	Conditions to Initial Loans
4.2	Conditions to Each Extension of Credit

ARTICLE 5. AFFIRMATIVE COVENANTS

5.1	Financial Statements
5.2	Certificates; Other Information
5.3	Payment and Performance of Obligations
5.4	Maintenance of Existence
5.5	Maintenance of Property; Insurance
5.6	Inspection of Property; Books and Records; Discussions
5.7	Notices
5.8	Environmental Laws
5.9	ERISA
5.10	Use of Proceeds
5.11	Margin Stock
5.12	Maintain Ownership of the Company and the Utility Business
5.13	Amendment of Loan Documents
5.14	Ratings

ARTICLE 6. NEGATIVE COVENANTS

6.1	Financial Covenants
6.2	Limitation on Fundamental Changes
6.3	Limitation on Transactions with Affiliates
6.4	Limitation on Liens
6.5	Amendments of Acquisition Agreement and Organizational Documents
6.6	Limitation on Guarantee Obligations
6.7	Limitation on Sale of Assets
6.8	Limitation on Investments, Loans and Advances
6.9	Limitation on Dividends and Stock Repurchases
6.10	Limitation on Indebtedness or Mandatory Redeemable Stock
6.11	Limitation on Sales and Leasebacks

6.12	Limitation on Negative Pledge Clauses; Payment Restrictions
6.13	Limitation on Businesses
6.14	Limitation on Certain Prepayments and Amendments
6.15	Limitations on Subsidiaries’ Equity Interests

ARTICLE 7. EVENTS OF DEFAULT

7.1	Events of Default

ARTICLE 8. THE AGENTS

8.1	Appointment
8.2	Delegation of Duties
8.3	Exculpatory Provisions
8.4	Reliance by Agents
8.5	Notice of Default
8.6	Non-Reliance on Agents and Other Lenders
8.7	Indemnification
8.8	Agent in Its Individual Capacity
8.9	Successor Administrative Agent

ARTICLE 9. MISCELLANEOUS

9.1	Amendments and Waivers
9.2	Notice
9.3	No Waiver; Cumulative Remedies
9.4	Survival of Representations and Warranties
9.5	Payment of Expenses and Taxes; Indemnification
9.6	Successors and Assigns; Participations and Assignments
9.7	Adjustments; Setoff
9.8	Confidentiality
9.9	Effectiveness
9.10	Counterparts
9.11	Severability
9.12	Integration
9.13	GOVERNING LAW
9.14	Submission To Jurisdiction; Waivers
9.15	Acknowledgments
9.16	Waivers of Jury Trial

EXHIBITS AND SCHEDULES

Annex A	Pricing Grid
Exhibit A-1	Form of Revolving Credit Note
Exhibit A-2	Form of Term Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Request for Letter of Credit
Exhibit B-3	Form of Notice of Borrowing of Swingline Loans
Exhibit B-4	Form of Notice of Interest Rate Conversion
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Pledge Agreement

Schedule I	Lending Offices of Lenders
Schedule 3.4	Required Consents of Governmental Authorities
Schedule 3.6	Litigation
Schedule 3.8	Exceptions to Title to Borrower’s Properties
Schedule 3.12	Taxes
Schedule 3.14	ERISA
Schedule 3.15	Regulations Limiting Indebtedness
Schedule 3.17	Environmental Matters
Schedule 3.25	Subsidiaries
Schedule 6.3	Transactions with Affiliates
Schedule 6.6	Guarantee Obligations
Schedule 6.8	Investments
Schedule 6.10	Indebtedness, Mandatory Redeemable Stock and Preferred Stock

CREDIT AGREEMENT, dated as of January 14, 2002, between NORTHWESTERN CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), CREDIT SUISSE FIRST BOSTON, ABN AMRO BANK N.V., CIBC INC. and BARCLAYS CAPITAL, as Co-Arrangers (each a “Co-Arranger” and, collectively, the “Co-Arrangers”), and CREDIT SUISSE FIRST BOSTON, acting through its New York Branch, as Administrative Agent (in such capacity the “Administrative Agent ”), Lead Arranger and Sole Book Runner.

PRELIMINARY STATEMENTS

1.             The Borrower intends to acquire (the “Acquisition”) all of the membership interests of The Montana Power LLC, a Montana limited liability company (the “Company”), which holds the assets and securities owned by The Montana Power Company (“MPC”) as of September 29, 2000 (other than Entech, Inc. and its subsidiaries), pursuant to the terms of the Unit Purchase Agreement, dated as of September 29, 2000 (as amended from time to time, the “Acquisition Agreement”), among the Borrower, MPC, the Company and Touch America Holding, Inc. (the “Seller”).

2.             The Borrower desires that, subject to the satisfaction of the conditions set forth herein, (a) during the Availability Period (as hereinafter defined), Lenders having Revolving Credit Commitments (as hereinafter defined) make revolving credit loans in an aggregate principal amount not to exceed $280,000,000 at any one time outstanding, and (b) on the Closing Date (as hereinafter defined), Lenders having Term Loan Commitments (as hereinafter defined) make term loans in an aggregate principal amount not to exceed $720,000,000.  The Lenders are willing to provide such loans, subject to the terms and conditions set forth herein.

3.             In consideration of the foregoing premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.  DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” shall have the meaning ascribed thereto in the Preliminary Statements hereof.

“Acquisition Agreement” shall have the meaning ascribed thereto in the Preliminary Statements hereof.

“Administrative Agent ” shall have the meaning ascribed thereto in the heading hereto and shall include such other Lender or financial institution as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 8.9.

“Affected Lender” shall have the meaning ascribed thereto in Section 2.18.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of (including all directors and officers of such Person), is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of voting securities, by contract or otherwise.

“Agents” shall have the meaning ascribed thereto in Section 8.1.

“Agreement” shall mean this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, on any particular date, a rate of interest per annum equal to the higher of

(a)                                  the rate of interest most recently announced by CSFB as its prime rate in effect at its principal office in New York City (which rate is not necessarily intended to be the lowest rate of interest charged by CSFB in connection with extensions of credit); and

(b)                                 the Federal Funds Rate for such date plus 0.50%.

“Alternate Base Rate Loans” shall mean Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

“Applicable Margin” shall mean, for any day, with respect to any Alternate Base Rate Loan or Eurodollar Loan, or with respect to the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum determined pursuant to the Pricing Grid.

“Approved Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arranger” shall mean CSFB and its successors.

“Asset Sale” shall mean any sale, lease or other disposition (including (x) any such transaction effected by way of merger or consolidation and (y) any sale-leaseback transaction, whether or not involving a Financing Lease) (any such transaction, a “disposition”), by the Borrower or any of its Subsidiaries, of any asset, but excluding (a) any disposition of inventory, cash, Cash Equivalents or other cash management investments or obsolete and unused or unnecessary equipment, in each case in the ordinary course of business, (b) any disposition to the Borrower or any of its Subsidiaries, (c) any disposition the proceeds of which will be used to purchase assets similar to the assets disposed of (a contract for which purchase is entered into within 180 days (and such assets are acquired within 270 days) after the date of such disposition) but only to the extent such proceeds are actually so used, (d) any sale-leaseback transaction entered into in respect of property acquired by the Borrower or any of its Subsidiaries, if such sale-leaseback transaction is entered into within 180 days after the date of such acquisition, (e) any sale of receivables (including in connection with securitizations thereof) effected to finance working capital requirements of the Borrower and its Subsidiaries, (f) any disposition of the assets of a Special Purpose Subsidiary, to the extent that the Net Cash Proceeds thereof are retained by a Special Purpose Subsidiary to finance (i) the development or operation of the assets it was formed to develop or (ii) activities incidental thereto, and (g) any other disposition of assets by the Borrower or any of its Subsidiaries the aggregate Net Cash Proceeds (including for purposes hereof any deferred payments) of which, for all such dispositions during any fiscal year, do not exceed $50,000,000 during any fiscal year.

“Assignee” shall have the meaning ascribed thereto in Section 9.6(c).

“Assignment and Assumption Agreement” shall have the meaning ascribed thereto in Section 9.6(c).

“Availability Period” shall mean the period from and including the Closing Date to, but not including, the Termination Date, or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Benefited Lender” shall have the meaning ascribed thereto in Section 9.7(a).

“Borrower” shall have the meaning ascribed thereto in the heading hereto.

“Borrowing Date” shall mean any Business Day specified in a notice pursuant to Section 2.3 as a date on which the Borrower requests that the Lenders make Loans hereunder.

“Business” shall have the meaning ascribed thereto in Section 3.17(a).

“Business Day” shall mean (a) a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, and (b) with respect to the date of

(i)            making or continuing any Loans as, or converting any Loans from or into, Eurodollar Loans,

(ii)           making any payment or prepayment or principal of or payment of interest on any portion of the principal amount of any Loans being maintained as Eurodollar Loans, or

(iii)          the Borrower giving any notice (or the number of Business Days to elapse prior to the effectiveness thereof) in connection with any matter referred to in the immediately preceding clause (b)(i) or (b)(ii), any such day on which dealings in Dollars are also carried on in the interbank market in London, England.

“Capital Expenditures” of any Person shall mean, for any period, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the statement of cash flows for such period for such Person.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” shall mean (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender and certificates of deposit with maturities of one year or less from the date of acquisition and overnight bank deposits of any other commercial bank having capital and surplus in excess of $500,000,000, (c) commercial paper of any issuer rated at least A-2 by Standard & Poor’s or P-2 by Moody’s, (d) additional money market investments with maturities of one year or less from the date of acquisition rated at least A1 or AA by Standard & Poor’s or P-1 or Aa by Moody’s and (e) tax-exempt debt obligations of any State of the United States or of any county or other municipal government subdivision of any State of the United States with maturities of one year or less from the date of acquisition rated at the highest investment grade rating by Standard & Poor’s or by Moody’s, or publicly traded or open-end bond funds that invest exclusively in such tax-exempt debt obligations.

“Change of Control” shall mean the occurrence of any of the following:

(a)           any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership of 40% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of the Borrower or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors;

(b)           a majority of the persons who comprised the Board of Directors of the Borrower on the date hereof shall be replaced, unless such replacement shall have been approved by at least two-thirds of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors on the date hereof or whose election as a member of such Board of Directors was previously so approved;

(c)           the Borrower shall cease to own, beneficially or of record, all of the outstanding Capital Stock of the Company other than as a result of a merger of the Company with and into the Borrower; or

(d)           the Borrower shall be liquidated or dissolved.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 shall be satisfied or waived.

“Co-Arrangers” shall have the meaning ascribed thereto in the heading hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning ascribed thereto in the Pledge Agreement.

“Collateral Agent” shall have the meaning ascribed thereto in the Pledge Agreement.

“Collateral Documents” shall mean a collective reference to the Pledge Agreement and such other documents executed and delivered in connection with the attachment and perfection of the Collateral Agent’s security interest and liens arising thereunder, including, without limitation UCC financing statements filed in connection therewith.

“Commitment” shall mean, as applicable, a Term Loan Commitment, a Revolving Credit Commitment or a Swingline Commitment.

“Commitment Fee” shall have the meaning ascribed thereto in Section 2.4.

“Commitment Percentage” shall mean, as to any Lender, at any time, the percentage which such Lender’s Revolving Credit Commitment (or after the Termination Date, such Lender’s Revolving Credit Loans) plus such Lender’s Term Loan Commitment (or after the Closing Date, such Lender’s Term Loans) then constituting the aggregate Revolving Credit Commitments (or after the Termination Date, all Revolving Credit Loans) plus the aggregate Term Loan Commitments (or after the Closing Date, all Term Loans), in each case outstanding at such time.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower and/or any Subsidiary within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Company” shall have the meaning ascribed thereto in the Preliminary Statement hereof.

“Compliance Certificate” shall have the meaning ascribed thereto in Section 5.2(b).

“Consolidated Group” shall mean the Borrower and its Consolidated Subsidiaries after giving effect to the Acquisition.

“Consolidated Recourse Interest Expense” shall mean, for any period, the aggregate amount of interest expense of the Consolidated Group minus, to the extent included therein, the aggregate amount of interest accrued on Non-Recourse Debt, determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” shall mean, at any time, any Subsidiary or other Person the accounts of which are consolidated with the Borrower in its consolidated financial statements as of such time.

“Contractual Obligation” shall mean as to the Borrower or any Subsidiary, any provision of any security issued by the Borrower or any Subsidiary or of any agreement, instrument or other undertaking to which the Borrower or any Subsidiary is a party or by which it or any of its property is bound.

“Credit Event” shall have the meaning ascribed thereto in Section 4.2.

“CSFB” shall mean Credit Suisse First Boston.

“Debt for Borrowed Money” shall mean, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Financing Lease obligations of such Person, and (d) all obligations of such Person under synthetic leases, tax retention operating leases, off-balance sheet loans or other off-balance sheet financing products that, for tax purposes, are considered indebtedness for borrowed money of the lessee but are classified as operating leases under GAAP.

“Debt Incurrence” shall mean the incurrence by the Borrower or any of its Subsidiaries of Debt for Borrowed Money, other than Excluded Debt.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such in Schedule I (or the office of an Assignee designated pursuant to an Assignment and Assumption Agreement), and thereafter, such other office of such Lender, if any, which shall be making or maintaining Alternate Base Rate Loans as may be designated from time to time by notice from such Lender to the Borrower and the Administrative Agent.

“Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, permits, licenses, registrations or authorizations or requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the health and safety of humans and other living organisms as it relates to exposures to Materials of Environmental Concern, protection of natural resources or the environment, including the manufacture, distribution in commerce, and use of, or Release to the environment of, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“Equity Issuance” shall mean (a) the issuance of any Capital Stock by the Borrower or any of its Subsidiaries, other than (i) Capital Stock issued by a Special Purpose Subsidiary, to the extent that the Net Cash Proceeds thereof are retained by a Special Purpose Subsidiary to finance (x) the development or operation of the assets it was formed to develop or (y) activities incidental thereto), (ii) Capital Stock issued to the Borrower or any of its Wholly-Owned Subsidiaries, (iii) directors’ qualifying shares, (iv) Capital Stock issued in the ordinary course of business in connection with director or employee stock purchase plans and arrangements and other director or employee compensation arrangements, and (v) Capital Stock issued in the ordinary course of business under any dividend reinvestment and stock purchase plan maintained by the Borrower; or (b) to the extent not excluded in clause (a) above, any contribution to the capital of the Borrower or any of its Subsidiaries, other than a contribution by any Person to the capital of a Special Purpose Subsidiary provided the Net Cash Proceeds thereof are retained by a Special Purpose Subsidiary to finance (x) the development or operation of the assets it was formed to develop or (y) activities incidental thereto or a contribution by the Borrower or any of its Subsidiaries to one of its Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Base Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period by reference to the

British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period.  Each determination by the Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Office” shall mean, initially, the office of each Lender designated as such in Schedule I (or the office of an Assignee designated pursuant to an Assignment and Assumption Agreement), and thereafter, such other office of such Lender, if any, which shall be making or maintaining Eurodollar Loans as may be designated from time to time by notice from such Lender to the Borrower and the Administrative Agent.

“Eurodollar Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar	Base	Rate
1.00 - Eurodollar Reserve Requirements

“Eurodollar Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Tranche” shall mean either (a) all Term Loans which consist of Eurodollar Loans incurred on the Closing Date (or which result from continuations or conversions on a given date after the Closing Date) and have the same Interest Period, or (b) all Revolving Credit Loans which consist of Eurodollar Loans incurred on a given date (or which result from continuations or conversions on a given date) and having the same Interest Period.

“Event of Default” shall mean any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Debt” shall mean (a) Debt for Borrowed Money incurred hereunder; (b) Debt for Borrowed Money incurred by a Special Purpose Subsidiary, to the extent that the Net Cash Proceeds thereof are retained by a Special Purpose Subsidiary that incurs such Debt for Borrowed Money to finance (i) the development or operation of the assets it was formed to develop or (ii) activities incidental thereto; (c) Debt for Borrowed Money of any Person at the time such Person becomes a Subsidiary of the Borrower, provided that such Debt for Borrowed Money was not incurred in contemplation of such occurrence; (d) Debt for Borrowed Money incurred by the Borrower or any Subsidiary (other than a Special Purpose Subsidiary) incurred (i) to finance working capital needs of any such entity in the ordinary course of business (in any event excluding Restricted Payments) or (ii) to the extent permitted hereunder, to finance Capital Expenditures (including fees and expenses incidental to the acquisition of the assets so acquired); (e) Indebtedness of Montana First Megawatts LLC (or its affiliates) in an aggregate amount not to exceed $200,000,000, which proceeds of such Indebtedness are used to finance construction and related costs of the Montana First Megawatts project; (f) Non-Recourse Debt of any Subsidiary; (g) Indebtedness incurred pursuant to a credit facility under which Blue Dot Services, Inc. is the borrower in an aggregate amount not to exceed $45,000,000 and Indebtedness incurred pursuant to a credit facility under which Expanets, Inc. is the borrower in an aggregate amount not to exceed $150,000,000; and (h) refinancings, replacements and extensions by the obligor thereof of any of the foregoing (other than clause (a) above) to the extent that the principal of the Debt for Borrowed Money so refinanced, replaced or extended is not increased as a result thereof and the scheduled maturity date thereof is not earlier as a result thereof (and in the case of any refinancing or replacement of Non-Recourse Debt, after giving effect thereto, such Indebtedness constitutes Non-Recourse Debt).

“FDIC”  shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Funds Rate” shall mean for any particular date, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean the Amended and Restated Senior Credit Facilities Fee Letter from CSFB to the Borrower dated September 20, 2001.

“FERC” shall mean the Federal Energy Regulatory Commission.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Funded Debt” shall mean, as of any date of determination, the sum of all Indebtedness of the Borrower and each of its Consolidated Subsidiaries (without duplication) other than (i) Indebtedness of the type described in clause (e) of the definition thereof and (ii) Non-Recourse Debt.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time consistent with those utilized in preparing the audited financial statements referred to in Section 3.1; provided that in the event that any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) results in a change in the calculation of any of the financial covenants hereunder, the Required Lenders and the Borrower will in good faith enter into negotiations in order to reevaluate such financial covenants in light of such change; and provided, further, that this provision shall not operate as a waiver of any right, remedy, power or privilege available to any Lender under any provision of any Loan Document or pursuant to any applicable law.

“Government Acts” shall have the meaning ascribed thereto in Section 2.20(h).

“Governmental Authority” shall mean any national government (United States or foreign), any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any agency, authority, instrumentality, or regulatory body of any thereof.

“Granting Lender” shall have the meaning ascribed thereto in Section 9.6(f).

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person (including, without limitation, any reimbursement, counter-indemnity or similar obligation), guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other similar obligation (the “primary obligation”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, liquidity or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person as of any date of determination shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedging Agreements” shall mean (a) any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which the Borrower is a party or a beneficiary and (b) any other agreement or arrangement designed to limit or eliminate the risk or exposure of the Borrower to fluctuations in currency exchange rates.

“Indebtedness” of any Person at any date shall mean, without duplication, (a) Debt for Borrowed Money of such Person, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (c) all outstanding reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) liabilities arising under Hedging Agreements (other than interest rate caps) of such Person and (f) all Guarantee Obligations of such Person.

“Indenture” shall mean the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 between the Borrower and The Chase Manhattan Bank, as trustee.

“Index Debt” shall mean the senior, unsecured, long-term Debt for Borrowed Money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Insolvency” shall mean with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“insolvent” shall mean pertaining to a condition of Insolvency.

“Intellectual Property” shall have the meaning set ascribed thereto in Section 3.10.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” with respect to any Eurodollar Loan shall mean:

(a)           initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Interest Rate Conversion, as the case may be, given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (and, with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension) unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           no Interest Period with respect to a Revolving Credit Loan shall be selected which would extend beyond the Termination Date;

(iii)          no Interest Period with respect to a Term Loan shall be selected which would extend beyond the Termination Date;

(iv)          any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(v)           the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“ISO” shall mean any “Independent System Operator” or similar entity approved by FERC to manage the transmission system owned by the Borrower.

“Issuing Lender” shall mean CSFB.

“Lender” shall have the meaning ascribed thereto in the heading hereto.

“Letter of Credit” shall mean any standby letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.3(c) hereof.

“Letter of Credit Fee” shall have the meaning assigned to such term in Section 2.4(b).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, other than any such filing in connection with any true lease or operating lease).

“Loan Documents” shall mean collectively, this Agreement, the Collateral Documents, the LOC Documents, the Notes, the Fee Letter, the Syndication Fee Letter and each other agreement, instrument or certificate issued, executed and delivered to the Administrative Agent, the Collateral Agent, the Lenders or the Issuing Lender hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, restated, supplemented, extended, renewed or replaced from time to time), and “Loan Document” means any one of them.

“Loans” shall mean the loans made by the Lenders, including Swingline Loans made by the Swingline Lender, to the Borrower pursuant to this Agreement.

“LOC Committed Amount” shall have the meaning assigned to such term in Section 2.1(c).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligation.

“LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under the Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Consolidated Subsidiaries (taken as a whole), (b) any material adverse effect on the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents, or the rights or remedies of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender or the Lenders hereunder or thereunder or (c) with respect to any determination of Material Adverse Effect on or prior to the Closing Date, any material adverse effect on the ability of the Borrower, MPC, the Company or the Seller to consummate the Transactions.

“Mandatory Redeemable Stock” shall mean, with respect to any Person, any share of such Person’s Capital Stock, to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon such Person or any of its assets, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any other Person or (iii) upon the occurrence of a condition not solely within the control of such Person such as a redemption required to be made utilizing future earnings, or (b) convertible into Capital Stock which has the features set forth in clause (a).

“Material Subsidiary” shall mean, as at any time of determination, (a) each present or future Subsidiary of the Borrower other than any Subsidiary which as at the end of the fiscal quarter immediately preceding such time of determination, shall have a net worth (calculated as the stockholder’s equity of such Subsidiary disregarding any liabilities of such Subsidiary to an Affiliate) equal to or less than 10% of the Net Worth of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter, or net income equal to or less than 10% of the Net Income of the Borrower and its Consolidated Subsidiaries for the four fiscal quarter period ending at the end of such fiscal quarter and (b) in any event, the Company.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any other pollutant, contaminant, hazardous substance, hazardous waste, special waste, toxic substance, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MPC” shall have the meaning ascribed thereto in the Preliminary Statement hereof.

“MPC Restructuring” shall mean the Restructuring as such term is defined in the Acquisition Agreement.

“Multiemployer Plan” shall mean a plan which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Reduction Event, an amount equal to the cash proceeds received by the Borrower or any of its Subsidiaries from or in respect of such Reduction Event (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received), less (a) any investment banking and underwriting fees and any other fees and expenses reasonably incurred by such Person in respect of such Reduction Event, and (b) if such Reduction Event is a disposition of assets, (i) the amount of any Debt for Borrowed Money secured by a Lien on any asset disposed of in such Reduction Event and discharged from the proceeds thereof and (ii) any taxes actually paid or to be payable by such Person (as estimated by a senior financial or accounting officer of the Borrower, giving effect to the overall tax position of the Borrower) in respect of such Reduction Event; provided that if the cash proceeds of such Reduction Event are received by a Subsidiary that is not a Wholly-Owned Subsidiary, Net Cash Proceeds shall include only the portion thereof proportionately equivalent to the Borrower’s direct and indirect interest in such Subsidiary.  The Net Cash Proceeds of Debt Incurrences in respect of a revolving credit facility shall be deemed to be the aggregate amount of the commitments thereunder, used or unused (but shall not include any commercial paper issued in connection with, or any letters of credit issued under, such facility).

“Net Income” for any period shall mean, net income (or deficit) of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Net Worth” shall mean for any date the sum of shareholders’ equity and preferred stock, preference stock and preferred securities of the Borrower and its

Consolidated Subsidiaries on such date, in each case as described in the consolidated financial statements of the Borrower.

“Non-Excluded Taxes” shall have the meaning ascribed thereto in Section 2.15.

“Non-Recourse Debt” shall mean any Indebtedness as to which neither the Borrower nor the Company has any direct or indirect liability whether as primary obligor, guarantor, surety, provider of collateral security or through any other right or arrangement of any nature (including any election by the holder of such indebtedness) providing direct or indirect assurance of payment or performance of any such obligations in whole or in part (other than direct or indirect liability which by its terms may be payable solely in Capital Stock (other than Mandatory Redeemable Stock) of the Borrower).

“NorthWestern Public Service” shall mean the regulated transmission and distribution businesses conducted by the Borrower, historically reported under the headings titled “Electric” and “Natural Gas” on the SEC Reports of the Borrower filed annually with the SEC.

“Note” shall mean, as applicable, a Revolving Credit Note, a Term Note or a QFL Note.

“Notice of Borrowing” shall mean a notice given by the Borrower pursuant to Section 2.3(a), (b) or (d).

“Notice of Interest Rate Conversion” shall have the meaning ascribed thereto in Section 2.7.

“NW Restructuring” shall mean the reorganization, if any, of the corporate structure of the Borrower and its Subsidiaries (including, without limitation, the re-incorporation of the Borrower into a new jurisdiction and the creation of a limited purpose holding company parent of the Borrower) in connection with (or as a result of) the Acquisition.

“Obligations” shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary, as applicable, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether the Administrative Agent, for the benefit of the Lenders, is oversecured or undersecured with respect to such Loans) the Notes and all other obligations and liabilities of the Borrower to the Administrative Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents or any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Document) or otherwise.

“Participant” shall have the meaning ascribed thereto in Section 9.6(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Pension Plan” shall mean any single-employer plan, as defined in Section 4001(a)(15) of ERISA, which the Borrower, any Subsidiary or any Commonly Controlled Entity maintains, administers, contributes to or is required to contribute to, or under which the Borrower, any Subsidiary or any Commonly Controlled Entity has any liability.

“Permitted Liens” shall mean

(a)                                  Liens for taxes, assessments or governmental charges or levies or Liens for taxes, assessments, governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Consolidated Subsidiaries, as the case may be, in conformity with GAAP;

(b)                                 statutory Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 deposits securing liability to insurance carriers under insurance or self-insurance arrangements, and deposits to secure true leases in the ordinary course;

(e)                                  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and landlords’ Liens which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

(f)                                    any attachment or judgment Lien not constituting an Event of Default under Section 7.1(h);

(g)                                 Liens solely on assets of a Subsidiary (other than the Company) incurring Indebtedness, which Liens secure such Indebtedness;

(h)                                 Liens under the Indenture, as such Indenture may be amended or supplemented from time to time in accordance with the terms hereof;

(i)                                     Liens created in connection with the acquisition by the Borrower or any Consolidated Subsidiary of assets and the continuation of such Liens in connection with any refinancing of the Indebtedness secured by such Liens; provided that such Liens are limited to the assets so acquired;

(j)                                     Liens on the assets or other rights to receive income of any Person that exist at the time such Person becomes a Consolidated Subsidiary (or with respect to assets of the Company, upon the transfer of such assets to the Borrower, any Liens of the Borrower, as successor to the Company, on such assets) and the continuation of such Liens in connection with any refinancing or restructuring of the obligations secured by such Liens;

(k)                                  any Lien vested in any licensor or permitter for obligations or acts to be performed, the performance of which obligations or acts is required under licenses or permits, so long as the performance of such obligations or acts is not delinquent or is being contested in good faith and by appropriate proceedings;

(l)                                     any controls, restrictions, obligations, duties or other burdens imposed by any federal, state, municipal or other law, or by any rule, regulation or order of any Governmental Authority, upon any property of the Borrower or the operation or use thereof or upon the Borrower with respect to any of its property or the operation or use thereof or with respect to any franchise, grant, license, permit or public purpose requirement, or any rights reserved to or otherwise vested in any Governmental Authority to impose any such controls, restrictions, obligations, duties or other burdens;

(m)                               Liens granted on air or water pollution control, sewage or solid waste disposal, or other similar facilities of the Borrower in connection with the issuance of pollution control revenue bonds, in connection with financing the cost of, or the construction or acquisition of, such facilities;

(n)                                 any right which any Governmental Authority may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Borrower upon payment of cash or reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower;

(o)                                 party-wall agreements and agreements, in each case existing on the date hereof, for and obligations relating to the joint or common use of property owned solely by the Borrower or owned by the Borrower in common or jointly with one or more parties;

(p)                                 liens existing on the date hereof securing indebtedness incurred by a Person, other than the Borrower which indebtedness has been neither assumed nor guaranteed by the Borrower nor on which it customarily pays interest, existing on property which the Borrower owns jointly or in common with such Person or such Person and others, if there is a bar against partition of such property which would preclude the sale of such property by such other Person or the holder of such lien without the consent of the Borrower;

(q)                                 liens on property of the Borrower and/or the Company securing Indebtedness or other obligations of the Borrower or the Company, provided that the aggregate principal amount of such Indebtedness of the Borrower and the Company taken as a whole shall not exceed $5,000,000 at any one time outstanding; and

(r)                                    Liens existing on the date hereof.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, ISO or other entity of whatever nature.

“Plan” shall mean at a particular time, any employee benefit plan which is defined in Section 3(2 of ERISA and in respect of which the Borrower or any Subsidiary is, an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the pledge agreement substantially in the form of Exhibit F attached hereto between the Borrower and the Collateral Agent for the benefit of the Secured Parties (as therein defined).

“Pricing Grid” shall mean the pricing grid attached hereto as Annex A.

“Properties” shall have the meaning ascribed thereto in Section 3.17(a).

“QFL Note” shall have the meaning ascribed thereto in Section 2.15.

“Qualified Foreign Lender” shall have the meaning ascribed thereto in Section 2.15.

“Reduction Event” shall mean any (a) Asset Sale, (b) Debt Incurrence or (c) Equity Issuance.

“Refinancing” shall mean the refinancing of existing Indebtedness of the Borrower and its Subsidiaries, if any, required to be repaid by the terms thereof as a result of the Acquisition.

“Register” shall have the meaning ascribed thereto in Section 9.6(d).

“Regulation D, T, U or X” shall mean Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as in effect from time to time, or any successor regulation.

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Reorganization” shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Note” shall have the meaning ascribed thereto in Section 2.15.

“Replacement Lender” shall have the meaning ascribed thereto in Section 2.18.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA other than those events for which the notice requirement has been waived under applicable regulations.

“Required Lenders” shall mean, at any time, Lenders having Term Commitments (or after the Closing Date, Term Loans) and Revolving Credit Commitments (or after the Termination Date, Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and LOC Obligations) representing 51% or more of the aggregate of all Term Commitments (or after the Closing Date, Term Loans) and Revolving Credit Commitments (or after the Termination Date, Revolving Credit Loans, Swingline Loans and LOC Obligations) in each case outstanding at such time.

“Requirement of Law” as to any Person shall mean the articles of organization and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, without limitation, the Public Utility Holding Company Act of 1935, as amended, any of the foregoing relating to employee health and safety or public utilities and any Environmental Law), in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to a Person, the chairman of the board of directors, the chief executive officer or the president of such Person or, with respect to financial matters, the chief financial officer of such Person, or any other officer of such Person designated as a Responsible Officer by any of the foregoing.

“Restricted Payment” shall have the meaning ascribed thereto in Section 6.9.

“Revolving Credit Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule I as such Lender’s “Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Assumption Agreement pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  A Lender’s Revolving Credit Commitment shall also include the commitment of such Lender to participate in Letters of Credit and Swingline Loans hereunder as set forth in Sections 2.20 and 2.21 hereof.  The initial aggregate amount of the Revolving Credit Commitments is $280,000,000.

“Revolving Credit Commitment Percentage” shall mean, for each Lender having a Revolving Credit Commitment, a fraction (expressed as a percentage) the numerator of which is the Revolving Credit Commitment of such Lender at such time and the denominator of which is the Total Revolving Credit Commitment at such time.  The initial Revolving Credit Commitment Percentage for each Lender is set forth on Schedule I.

“Revolving Credit Loans” shall have the meaning ascribed thereto in Section 2.1(b).

“Revolving Credit Note” shall have the meaning ascribed thereto in Section 2.2(a).

“Revolving Credit Obligations” shall mean, collectively, the Revolving Credit Loans, the Swingline Loans and the LOC Obligations.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall mean the reports filed by the Borrower with the SEC on Form 10-K, Form 10-Q or Form 8-K or any successor Form.

“Secured Parties” shall have the meaning ascribed thereto in the Pledge Agreement.

“Seller” shall have the meaning ascribed thereto in the Preliminary Statements hereof.

“SPC” shall have the meaning ascribed thereto in Section 9.6(f).

“Special Purpose Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower, formed solely for the purpose of acquiring and owning certain assets and issuing Indebtedness which is secured solely by such assets (or the assets of one or more other Special Purpose Subsidiaries) and as to which the Borrower and each other Subsidiary (other than any Special Purpose Subsidiary) has no Guarantee Obligation or other liability or obligation to contribute additional equity or for which the Borrower or any other Subsidiary (other than a Special Purpose Subsidiary) has general partner liability or other derivative liability by operation of law or contract.  The term “Special Purpose Subsidiary” shall also include any Subsidiary whose assets consist solely of equity interests in another Special Purpose Subsidiary and, other than having general partner liability, otherwise meets the requirements of the preceding sentence.

“Standard & Poor’s” shall mean Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” shall mean a corporation, company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the occurrence of a contingency) to elect a majority of the board of directors or other managers of such corporation, company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise expressly stated herein all references to any Subsidiary are to direct or indirect subsidiaries of the Borrower.  Any corporation, company, partnership or other entity which becomes a Subsidiary of the Borrower upon consummation of the Acquisition shall, for all purposes hereof, be deemed to be a Subsidiary of the Borrower from and after the Closing Date.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, as such amount may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Commitment as specified in Section 2.1(d).

“Swingline Lender” shall mean CSFB.

“Swingline Loan” means a swingline revolving credit loan made by the Swingline Lender pursuant to the provisions of Section 2.1(d).

“Syndication Fee Letter” shall mean the Syndication Fee Letter from CSFB to the Borrower dated the date hereof.

“Tangible Net Worth” shall mean the excess of (a) the assets of the Borrower and its Consolidated Subsidiaries (excluding intercompany items) which, in accordance with GAAP, are tangible assets, after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper, over (b) all liabilities of the Borrower and its Consolidated Subsidiaries (excluding intercompany items as determined in accordance with GAAP); provided that in no event shall there be included as tangible assets patents, trademarks, trade names, copyrights, licenses, goodwill, deferred charges (other than assets classified as deferred charges under FAS 71) or treasury stock or any securities issued by or any liabilities of the Borrower or any Subsidiary.

“Term Loans” shall have the meaning ascribed thereto in Section 2.1(a).

“Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule I as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Assumption Agreement pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The initial aggregate amount of the Term Loan Commitments is $720,000,000.

“Term Loan Commitment Percentage” shall mean, for each Lender having a Term Loan Commitment, a fraction (expressed as a percentage) the numerator of which is the Term Loan Commitment of such Lender at such time and the denominator of which is the Total Term Loan Commitment at such time.  The initial Term Loan Commitment Percentage for each Lender is set forth on Schedule I.

“Term Note” shall have the meaning ascribed thereto in Section 2.2(b).

“Termination Date” shall mean a date that is 364 days after the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Total Capital” shall mean on any date (a) Funded Debt on such date plus (b) the sum of (i) stockholders’ equity and (ii) preferred stock, preference stock and preferred securities of the Borrower and its Consolidated Subsidiaries on such date, in each case as described in the consolidated financial statements of the Borrower.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all Lenders.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments of all Lenders.

“Transactions” shall mean, collectively, (a) the Acquisition (and the other transactions contemplated by the Acquisition Agreement), (b) the MPC Restructuring, (c) the NW Restructuring, if any, (d) any refinancing or replacement of Indebtedness by the Borrower or its Subsidiaries in connection with the foregoing, (e) borrowings hereunder and (f) any other transactions related or entered into in connection with any of the foregoing.

“Transferee” shall have the meaning ascribed thereto in Section 9.6(f).

“Type” shall mean as to any Loan, its nature as a Revolving Credit Loan, Swingline Loan or a Term Loan, or as an Alternate Base Rate Loan or a Eurodollar Loan, or both, as the context may require.

“UCP” shall have the meaning ascribed thereto in Section 2.20(g).

“Utility Business” shall mean the combined business and operations of NorthWestern Public Service and the Company, whether conducted as a Wholly-Owned Subsidiary or as a division of the Borrower.

“Utility Business EBITDA” shall mean, for any period for the Utility Business, the sum of (i) the operating income of the Utility Business for such period plus, without duplication and to the extent reflected as a charge in the statement of operating income of the Utility Business for such period, (ii) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP, provided, however, with respect to the first Fiscal Quarter ended immediately after the Closing Date, the Utility Business EBITDA shall be subject to adjustment on a pro forma basis.

“Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary 100% of whose Capital Stock is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries (other than qualifying directors’ shares).

1.2  Other Definitional Provisions  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have their respective defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

(b)           As used herein, in the Notes and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower or any Subsidiary not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “or” shall not be exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(f)            Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1  Commitments  (a)  Term Loans.  On the Closing Date, subject to the terms and conditions hereof, each Lender having a Term Loan Commitment severally agrees to make term loans (“Term Loans”) to the Borrower in an aggregate principal amount not to exceed such Lender’s respective Term Loan Commitment, which (i) may, at the option of the Borrower be incurred and maintained as, or converted into Alternate Base Rate Loans or Eurodollar Loans; provided that all Term Loans made by each Lender pursuant to the same Type of Loan shall, at any one time, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, and (ii) may be repaid in accordance with the provisions hereof, but once repaid, may not be reborrowed.  No Lender shall be permitted or required to make any Term Loan if after giving effect thereto:

(x)            the aggregate outstanding principal amount of Term Loans made by such Lender would exceed such Lender’s Term Loan Commitment; or

(y)           the aggregate outstanding principal amount of the Term Loans made by all the Lenders would exceed the Total Term Loan Commitment.

(b)  Revolving Credit Loans.  Subject to the terms and conditions hereof, each Lender having a Revolving Credit Commitment severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Availability Period in an aggregate principal amount at any one time outstanding not to exceed such Lender’s Revolving Credit Commitment, which (i) may, at the option of the Borrower be incurred and maintained as, or converted into Alternate Base Rate Loans or Eurodollar Loans; provided that all Revolving Credit Loans made by each Lender pursuant to the same Type of Loan shall, at any one time, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, and (ii)

may be repaid and reborrowed in accordance with the provisions hereof.  No Lender shall be permitted or required to make any Revolving Credit Loan if after giving effect thereto:

(x)            the aggregate outstanding principal amount of Revolving Credit Loans made by such Lender would exceed such Lender’s Revolving Credit Commitment; or

(y)           the sum of the aggregate outstanding principal amount of the Revolving Credit Loans made by all the Lenders plus the aggregate outstanding LOC Obligations plus the aggregate outstanding principal amount of Swingline Loans would exceed the Total Revolving Credit Commitment.

No Revolving Credit Loan shall be made as or converted into a Eurodollar Loan after the day that is one month prior to the Termination Date.

(c)  Letters of Credit.  Subject to the terms and conditions hereof and of the LOC Documents, if any, and such other terms and conditions which the Issuing Lender may reasonably require, the Issuing Lender shall issue, and the Lenders having Revolving Credit Commitments shall participate severally in, such Letters of Credit as the Borrower may request from time to time during the Availability Period, in form reasonably acceptable to the Issuing Lender, for the purpose hereinafter set forth; provided, that (i) the aggregate amount of LOC Obligations shall not exceed FIFTY MILLION DOLLARS ($50,000,000) at any time, (the “LOC Committed Amount”), (ii) with regard to the Lenders having Revolving Credit Commitments collectively, the aggregate principal amount of Revolving Credit Obligations at any time shall not exceed the Total Revolving Credit Commitment and (iii) with regard to each Lender having a Revolving Credit Commitment individually, such Lenders’ Revolving Commitment Percentage of Revolving Credit Obligations at any time shall not exceed such Lenders’ Revolving Credit Commitment.  Letters of Credit issued hereunder shall have an expiry date not more than 360 days from the date of issuance or extension, and may not extend beyond the date five (5) Business Days prior to the Termination Date.

(d)  Swingline Loans.  Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (the “Swingline Loans”) to the Borrower from time to time during the Availability Period; provided that (i) the aggregate principal amount of Swingline Loans shall not exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the “Swingline Committed Amount”), (ii) with regard to the Lenders collectively, the aggregate principal amount of Revolving Credit Obligations at any time shall not exceed the Total Revolving Credit Commitment and (iii) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Credit Obligations at any time shall not exceed such Lender’s Revolving Credit Commitment.  Swingline Loans shall consist of Alternate Base Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof.  Each Swingline Loan advance shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

2.2  Notes  (a)  Any Lender may request that Loans made by such Lender shall be evidenced by one or more promissory notes of the Borrower.  In such event, the Borrower shall prepare, execute and deliver such promissory notes as set forth in clauses (b) and (c) below.

(b)  To the extent requested by any Lender in accordance with clause (a) above, Revolving Credit Loans made by such Lender shall be evidenced by one or more promissory notes of the Borrower, each substantially in the form attached hereto Exhibit A-1, with appropriate insertions as to payee, date and principal amount (a “Revolving Credit Note”), payable to the order of such Lender and in a principal amount equal to the initial Revolving Credit Commitment of such Lender.  Each Lender is hereby authorized to record the date, Type and amount of each Loan made by it, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Revolving Credit Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error.  Each Revolving Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Section 2.9.

(c)  To the extent requested by any Lender in accordance with clause (a) above, Term Loans made by such Lender shall be evidenced by one or more promissory notes of the Borrower, each substantially in the form attached hereto Exhibit A-2, with appropriate insertions as to payee, date and principal amount (a “Term Note”), payable to the order of such Lender and in an aggregate principal amount equal to the aggregate principal amount of Term Loans of such Lender then outstanding.  Each Lender is hereby authorized to record the date, Type and amount of each Loan made by it, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Term Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error.  Each Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Section 2.9.

2.3  Procedure for Borrowings  (a)  The Borrower may borrow Term Loans on the Closing Date; provided that the Borrower shall give the Administrative Agent an irrevocable notice substantially in the form of Exhibit B-1 (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, (i) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Term Loans are to be Eurodollar Loans, or (ii) one Business Days prior to the requested Borrowing Date, if none of the requested Loans are to be Eurodollar Loans), specifying (1) that a Term Loan is requested, (2) the aggregate amount to be borrowed, (3) the requested Borrowing Date, (4) whether the borrowing is to be of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof, (5) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of such Eurodollar Loans and the lengths of the initial Interest Periods therefor and (6) the number and the location of the account to which the proceeds are to be disbursed.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 11:00 a.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent in the manner specified by the Borrower in such Notice of Borrowing in the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.  If the Borrower fails to indicate the initial Interest Periods in such notice, the Interest Period shall be one month.

(b)  The Borrower may borrow Revolving Credit Loans during the Availability Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable notice substantially in the form of Exhibit B-1 (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, (i) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be Eurodollar Loans, or (ii) one (1) Business Days prior to the requested Borrowing Date, if none of the requested Loans are to be Eurodollar Loans), specifying (1) that a Revolving Credit Loan is requested, (2) the amount to be borrowed, (3) the requested Borrowing Date, (4) whether the borrowing is to be of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof, (5) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of such Eurodollar Loans and the lengths of the initial Interest Periods therefor and (6) the number and the location of the account to which the proceeds are to be disbursed.  Each such borrowing shall be in an amount equal to (x) in the case of Alternate Base Rate Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the unused portion of the Commitments is less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 11:00 a.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent in the manner specified by the Borrower in such Notice of Borrowing in the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.  If the Borrower fails to indicate the initial Interest Periods in such notice, the Interest Period shall be one month.

(c)  The Borrower may request the issuance or extension of Letters of Credit during the Availability Period on any Business Day; provided that the Borrower shall give the Issuing Lender, with a copy to the Administrative Agent, an irrevocable notice substantially in the form of Exhibit B-2 (a “Notice for Request”) for a Letter of Credit (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, three Business Days prior to the date of the requested issuance or extension or such shorter period as may be agreed to by the Issuing Lender).  Each such Notice for Request shall specify, among other things, (i) that a Letter of Credit is requested, (ii) the date of the requested issuance or extension, (iii) the type, amount, expiry date and terms on which the Letter of Credit is to be issued or extended, and (iv) the beneficiary.

(d)  The Borrower may borrow Swingline Loans during the Availability Period on any Business Day; provided that the Borrower shall give the Swingline Lender, with a copy to the Administrative Agent, an irrevocable notice substantially in the form of Exhibit B-3 (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, on the requested Borrowing Date), specifying (i) that a Swingline Loan is requested, (ii) the amount to be borrowed and (iii) the requested Borrowing Date.  The Swingline Lender will make the amount of such Swingline Loan available to the Borrower prior to 2:00 p.m., New York City time, on the Borrowing Date requested by the Borrower in immediately available funds.

2.4  Fees.  (a)  Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (each a “Commitment Fee”), which shall accrue at the Applicable Margin with respect to the Commitment Fee on the daily amount, if any, of the Revolving Credit Commitment of such Lender in excess of the sum of the aggregate principal amount of such Lender’s Revolving Credit Loans (and Swingline Loans) then outstanding plus such Lender’s Revolving Credit Commitment Percentage of the actual daily maximum amount available to be drawn under each Letter of Credit then outstanding during the period from and including the Closing Date to but excluding the date on which such Commitment terminates.  Accrued Commitment Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment terminates, commencing on the first such date to occur after the Closing Date.  All Commitment Fees shall be computed on the basis of a 360-day year and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computation of the Commitment Fee, Swingline Loans shall not be counted toward or considered usage under the Revolving Credit Commitment of any Revolving Lender other than the Swingline Lender.

(b)  Deferred Closing Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a deferred closing fee (each a “Deferred Closing Fee”), which shall accrue at twenty-five one hundredths of one percent (0.25%) per annum on the daily amount of the sum of the Term Loan Commitment and the Revolving Credit Commitment of such Lender then outstanding during the period from and including the date hereof to but excluding the earlier of the Closing Date and the date on which such Commitments terminate.  Accrued Deferred Closing Fees shall be payable in arrears on the Closing Date (or, if earlier, on the date on which the Commitments terminate).  All Deferred Closing Fees shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  Letter of Credit Issuance Fees.  In consideration of the issuance of Letters of Credit hereunder, the Borrower promises to pay to the Administrative Agent for the account of each Lender having a Revolving Credit Commitment a fee (the “Letter of Credit Fee”) on such Lender’s Revolving Credit Commitment Percentage of the actual daily maximum amount available to be drawn under each outstanding Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration (including the first day but excluding the last day) equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans.  The Letter of Credit Fee shall be payable in arrears on the last Business Day of March, June, September and December of each year (or portion thereof) beginning with the first such date to occur after the Closing Date and on the Termination Date.

(d)  Issuing Lender’s Fees.  The Borrower agrees to pay to the Issuing Lender, for its own account as Issuing Lender, such fees and expenses when due as are separately agreed to between the Issuing Lender and the Borrower.

(e)  Fee Letters.  The Borrower agrees to pay to the Administrative Agent, (i) for the account of CSFB or the Administrative Agent, as applicable as set forth therein, concurrent with signing of this Agreement (or as otherwise specified therein), the fees set forth in the Fee Letter and (ii) for the account of each Co-Arranger or the Lenders, as applicable as set forth therein, concurrent with signing of this Agreement (or as otherwise specified therein), the fees set forth (or referred to) in the Syndication Fee Letter.

(f)  Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the benefit of the parties entitled thereto.  Fees paid shall not be refundable under any circumstances.

2.5  Optional and Mandatory Termination or Reduction.  (a)  The Term Loan Commitments shall terminate on the Closing Date (immediately after funding of the Term Loans).  Unless previously terminated, the aggregate amount of the Revolving Credit Commitments shall terminate on the Termination Date.  Anything herein to the contrary notwithstanding, the Term Loan Commitments and the Revolving Credit Loan Commitments shall terminate on March 31, 2002 in the event that the Closing Date has not occurred (and each of the conditions precedent set forth in Section 4.1 has not been satisfied) on or prior to such date.

(b)  The Borrower shall have the right, upon not less than three Business Days’ notice (if any Eurodollar Loans are outstanding at such time) or two Business Days’ notice (otherwise) to the Administrative Agent, to terminate the Term Loan Commitments or, from time to time, to reduce the aggregate amount of the Term Loan Commitments.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Term Loan Commitments then in effect.  The Administrative Agent agrees promptly to notify the

Lenders of any notice of reduction or termination received by the Administrative Agent.  Each reduction of the Term Loan Commitments shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments.

(c)  The Borrower shall have the right, upon not less than three Business Days’ notice (if any Eurodollar Loans are outstanding at such time) or two Business Days’ notice (otherwise) to the Administrative Agent, (i) to terminate the Revolving Credit Commitments if no Revolving Credit Obligations are then outstanding or (ii) from time to time, to reduce the aggregate amount of the Revolving Credit Commitments in excess of the sum of the aggregate principal amount of the Revolving Credit Obligations then outstanding.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.  The Administrative Agent agrees promptly to notify the Lenders of any notice of reduction or termination received by the Administrative Agent.  Each reduction of the Revolving Credit Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments.

(d)  The principal amount of all Term Loans, Revolving Credit Loans and Swingline Loans shall be due and payable on the Termination Date.

2.6  Optional and Mandatory Prepayments  (a)  Subject to Section 2.16, the Borrower may, at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days’ irrevocable written notice (in the case of Eurodollar Loans), or one Business Day’s irrevocable written notice (in the case of Alternate Base Rate Loans), to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans or Term Loans or a combination thereof, with respect to each such type of Loan, whether such prepayment is of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof, and, in each case if of a combination thereof, the amount allocable to each.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (x) any amounts payable pursuant to Section 2.16, (y) with respect to Eurodollar Loans, accrued interest to such date on the amount prepaid and (z) any outstanding fees and expenses then due and owing with respect to the amount prepaid.  Partial prepayments and optional prepayments of the Revolving Credit Loans shall be applied to such Revolving Credit Loans but shall not reduce the Revolving Credit Commitments unless the Borrower so specifies in its written notice to the Administrative Agent.  Partial prepayments shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)  If the Borrower or any of its Subsidiaries shall at any time, or from time to time, after the date hereof receive any Net Cash Proceeds in respect of any Reduction Event, then, on the first Business Day immediately succeeding the date of such receipt, such Net Cash Proceeds shall be applied to the prepayment of any Term Loans then outstanding (or if the Closing Date shall not have occurred on or prior to such Business Day, then the Term Loan Commitments then outstanding shall be permanently reduced by an amount equal to such Net Cash Proceeds).

(c)  Each prepayment of Eurodollar Loans pursuant to this Section 2.6 shall be accompanied by payment in full of all accrued interest thereon, to and including the date of such prepayment, together with any additional amounts owing pursuant to Section 2.16 and any outstanding fees and expenses due and owing with respect to the amount prepaid.

(d)  If at any time the aggregate principal amount of Swingline Loans shall exceed the Swingline Commitment, the Borrower shall immediately make payment on the Swingline Loans in an amount sufficient to eliminate the excess.

2.7  Interest Rate Conversion and Continuation Options  (a)  The Borrower may elect from time to time to convert Eurodollar Loans of one Type of Loan to Alternate Base Rate Loans of the same Type of Loan by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit B-4 (a “Notice of Interest Rate Conversion”) (which notice must be received by the Administrative Agent by at least 10:00 a.m., New York City time, two Business Days prior to such election); provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Alternate Base Rate Loans of one Type of Loan (other than a Swingline Loan) to Eurodollar Loans of the same Type of Loan by giving the Administrative Agent prior irrevocable notice of such election (which notice must be received by the Administrative Agent by at least 10:00 a.m., New York City time, three Business Days prior to such election).  Any such Notice of Interest Rate Conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.  All or any part of the outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default has occurred and is continuing, (ii) no Revolving Credit Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date, (iii) no Term Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date, (iv) no Swingline Loan may be converted into a Eurodollar Loan and (v) such conversion shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)  Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 of the length of the next Interest Period to be applicable to such Loans; provided that (i) no Eurodollar Loan may be continued as such when any Default has occurred and is continuing, (ii) no Eurodollar Loan which is a Revolving Credit Loan may be continued as a Eurodollar Loan after the date that is one month prior to the Termination Date, and (iii) no Eurodollar Loan which is a Term Loan may be continued as a Eurodollar Loan after the date that is one month prior to the Termination Date; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph, or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to

Alternate Base Rate Loans on the last day of such then expiring Interest Period.  The Administrative Agent agrees to notify the Lenders of any notice of continuation referred to herein received by the Administrative Agent.

2.8  Maximum Amounts of Eurodollar Tranches.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and shall be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  There shall not be more than ten Eurodollar Tranches at any one time outstanding.

2.9  Interest Rates; Default Rate Payment Dates.  (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for the first day of such Interest Period (subject to daily adjustments, if any, required by changes in the Eurodollar Reserve Requirements) plus the Applicable Margin then in effect for such Type of Loans.

(b)  Each Alternate Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin then in effect for such Type of Loans.

(c)  If an Event of Default has occurred and is continuing, the Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% from the date of occurrence of such Event of Default until the date such Event of Default is cured or waived (after as well as before judgment).  In addition, should any interest on such Loans or any Commitment Fees or other amount (other than principal) payable hereunder not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (to the extent permitted by law in the case of interest on interest) at a rate per annum as determined pursuant to the preceding sentence, in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)  Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.9(c) shall be payable from time to time on demand.

2.10      Computation of Interest.  (a)  The Alternate Base Rate interest (when calculated based upon the prime rate) shall be calculated on the basis of a 365/366 day year and all other interest shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate, the Eurodollar Reserve Requirements or the Applicable Margin shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative

Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent, at the request of the Borrower, shall deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.11      Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)  the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)  the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining its affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given, (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Alternate Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Alternate Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Alternate Base Rate Loans to Eurodollar Loans.

2.12      Pro Rata Treatment and Payments; Funding Reliance.  (a) Each borrowing by the Borrower of Revolving Credit Loans from the Lenders hereunder, each payment by the Borrower on account of any Commitment Fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Commitment Percentages of the Lenders.  Each borrowing by the Borrower of Term Loans from the Lenders hereunder and any reduction of the Term Loan Commitments of the Lenders shall be made pro rata according to the respective Term Loan Commitment Percentages of the Lenders.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans of any one Type shall (except as may be required as a result of Section 2.16) be made pro rata according to the respective outstanding principal amounts of the Loans of such Type then held by the Lenders.  All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 9.2, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension.

(b)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make available to the Administrative Agent the amount that would constitute its applicable Commitment Percentage of such borrowing, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If the Administrative Agent makes such amount available to the Borrower and if such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such borrowing.  If such Lender’s applicable Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the applicable Loan, on demand, from the Borrower.  The obligations of the Lenders hereunder are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

2.13      Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law after the date hereof or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such condition shall cease to exist and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

2.14      Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)       shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, its Notes, any Eurodollar Loan, any Letter of Credit or any Lender’s participation therein, any LOC Documents, or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender);

(ii)      shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)     shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or any Letter of Credit or LOC Document, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower through the Administrative Agent, of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender through the Administrative Agent to the Borrower shall be in writing and accompanied by calculations in reasonable detail demonstrating the basis for such Lender’s claim and shall be considered conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has or shall have the effect of reducing the rate of return on such Lender’s or the corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent ) of a written request therefor accompanied by calculations in reasonable detail demonstrating the basis for such Lender’s claims, the Borrower shall pay to such Lender the additional amount or amounts as will compensate such Lender for such reduction.  This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

2.15      Taxes.  (a) Any and all payments made by the Borrower to or for the account of the Administrative Agent or any Lender under this Agreement, the Notes or the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by a jurisdiction under the Laws of which such Lender or its applicable lending office, or the Administrative Agent, as the case may be, is organized or maintained.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions, withholdings or liabilities (“Non-Excluded Taxes”) are required to be deducted or withheld from or in respect of any amounts payable to the Administrative Agent or any Lender hereunder or under the Notes, (i) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary, so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15), the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; provided that the Borrower shall not be required to increase any such amounts payable to any Lender if such Lender fails to comply with the applicable requirements of paragraph (b) of this Section.  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  The Borrower agrees to indemnify and hold harmless each Lender and the Administrative Agent from the full amount of Non-Excluded Taxes (including, without limitation, any such taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) paid or incurred by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  The covenants in this Section shall survive the termination of this Agreement and the payment of the Notes and payment of the Obligations hereunder.

(b)  Each Lender shall:

(i)   deliver to the Borrower and the Administrative Agent (A) in the case of a Lender that is not incorporated under the laws of the United States or any state thereof, either (x) two duly completed copies of

United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, or successor applicable forms, as the case may be, or, (y) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S.  Federal withholding tax under Section 871(h) or Section 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto together with a certificate executed by such Lender representing that (1) such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and claiming complete exemption from U.S.  Federal withholding tax on payments of interest by the Borrower under this Agreement, the Notes and the other Loan Documents and (2) the Lender has received in replacement of any Note held by or assigned to it, a QFL Note in accordance with Section 2.15(c), and (B) in the case of any other Lender, an Internal Revenue Service Form W-9, as applicable, or successor applicable form, as the case may be;

(ii)    deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)   obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such form inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.  Such Lender shall certify (i) in the case of a Form W-8BEN or W-8ECI, as applicable, that it is entitled to receive payments under this Agreement at a reduced rate of withholding, or without deduction or withholding, as the case may be, of any United States federal income taxes and (ii) in the case of a Form W-9, that it is entitled to an exemption from United States backup withholding tax.  Each Person that shall become a Lender or a Participant pursuant to Section 9.6 shall, upon the effectiveness of the related transfer, be required to provide all the applicable forms and statements required pursuant to this Section; provided that, in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lenders from which the related participation shall have been purchased.

(c)  Any Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and satisfies the requirements of Section 2.15(b)(i)(A)(y) (a “Qualified Foreign Lender”) shall, upon receipt of the written request of the

Administrative Agent or the Borrower and may, upon its own written request to the Administrative Agent, exchange any Note held by or assigned to it for a qualified foreign lender note ( a “QFL Note”).  A QFL Note shall be in the form of the applicable Note being exchanged, but shall contain the following legend, “This Note is a QFL Note, and as such, ownership of the obligation represented by such QFL Note may be transferred only in accordance with Section 2.15 of the Credit Agreement.”  Any QFL Note issued in replacement of any existing Note pursuant to this Section 2.15(c) shall be (i) dated the Closing Date, (ii) issued in the name of the entity in whose name such existing Note was issued and (iii) issued in the same principal amount as such existing Note.  Any Note replaced pursuant to this Section is sometimes referred to herein as a “Replaced Note”.

(d)           The Borrower agrees that, upon the request of, or delivery of a request to, a Qualified Foreign Lender pursuant to paragraph (c) of this Section, it shall execute and deliver a QFL Note to the Administrative Agent in replacement of the Replaced Note surrendered in connection with such request conforming to the requirements of this paragraph.  Each Qualified Foreign Lender shall surrender its Note in connection with any replacement pursuant to this Section 2.15.  Upon receipt by the Administrative Agent, in connection with any replacement, of a QFL Note and the existing Note to be replaced by such QFL Note in accordance with this paragraph, the Administrative Agent shall forward the QFL Note to the Lender which has surrendered its Note for replacement by such QFL Note and shall forward the surrendered Note to the Borrower marked “canceled”.  Once issued, QFL Notes (i) shall be deemed to and shall be “Notes” for all purposes under the Loan Documents, (ii) may not be exchanged for Notes which are not QFL Notes, notwithstanding anything to the contrary in the Loan Documents and (iii) shall at all times thereafter be QFL Notes, including, without limitation, following any transfer or assignment thereof.

(e)           Notwithstanding anything to the contrary in the Loan Documents, the QFL Notes are registered obligations as to both principal and interest with the Borrower and transfer of the obligations underlying such QFL Note may be effected only by surrender of the QFL Note to the Borrower and either reissuance by the Borrower of such QFL Note to the transferee or issuance by the Borrower of a new QFL Note to the transferee.  A QFL Note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related obligation, and in no event is a QFL Note to be considered a bearer instrument or obligation.  This Section 2.15 shall be construed so that the obligations underlying the QFL Notes are at all times maintained in “registered form” within the meaning of Sections 871(h)(2) and 881(c)(2) of the Code.

2.16         Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof or (d) the making of a prepayment or conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto including, without limitation, in each case, any such loss or expense arising from the redeployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.  This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

2.17         Discretion of Lender as to Manner of Funding.  Notwithstanding any other provisions of this Agreement (but subject to Section 2.18), each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood that for the purposes of this Agreement all determinations hereunder shall be made assuming each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits of Dollars in the London interbank market having a maturity corresponding to each Loan’s Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

2.18         Change of Lending Office; Replacement Lender.  (a) Each Lender agrees that if it makes any demand for payment under Section 2.14 or Section 2.15 or if any adoption or change of the type described in Section 2.13 shall occur with respect to it, such Lender will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 2.14 or Section 2.15, or would eliminate or reduce the effect of any adoption or change described in Section 2.13.

(b)           In determining the amount of any claim for reimbursement or compensation hereunder, each Lender will use reasonable methods of calculation consistent with such methods customarily employed by such Lender in similar situations.

(c)           Each Lender will notify the Borrower and the Administrative Agent of any event giving rise to a claim under Sections 2.13, 2.14, 2.15 or 2.16 promptly after the occurrence thereof, which notice shall be accompanied by a certificate of such Lender setting forth in reasonable detail the circumstances of such claim.

(d)           If any Lender, other than (in its capacity as a Lender) the Administrative Agent (an “Affected Lender”), seeks payment or indemnification from the Borrower pursuant to Section 2.14 or Section 2.15(a) (without prejudice to any amounts then due to such Lender under such Sections) that are not applicable to all Lenders, then the Borrower may designate another Lender or another bank or financial institution acceptable to the Administrative Agent to assume, in accordance with Section 9.6, all (but not less than all) the Commitments, Loans and other rights and obligations of such Affected Lender hereunder (a “Replacement Lender”), in each case, on a date mutually acceptable to the Replacement Lender, the Affected Lender, the Borrower and the Administrative Agent, without recourse upon, warranty by, or expense to, such Affected Lender or the Administrative Agent, for a purchase price equal to the outstanding principal amount of the Loans of such Affected Lender plus all interest accrued thereon and all other amounts owing to such Affected Lender hereunder, or such other purchase price as may be mutually agreed upon between the Affected Lender and the Replacement

Lender, upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed a “Lender” for purposes of this Agreement and the other Loan Documents and such Affected Lender shall cease to be a “Lender” for such purposes and shall no longer have any obligations hereunder.

2.19         [Intentionally Omitted]

2.20         Additional Provisions relating to Letters of Credit.

(a)  Reports.  The Issuing Lender will provide to the Administrative Agent bi-monthly, and more frequently upon request, a detailed summary report on its Letters of Credit and the activity thereon, in form and substance acceptable to the Administrative Agent.  In addition, the Issuing Lender will provide to the Administrative Agent for dissemination to the Lenders at least quarterly (no later than three Business Days before the end of each quarter), and more frequently upon request, a detailed summary report on its Letters of Credit and the activity thereon, including, among other things, the beneficiary, the face amount, and the expiry date.  The Issuing Lender will provide copies of the Letters of Credit to the Administrative Agent and the Lenders promptly upon request.

(b)  Participation.  Each Lender, with respect to Letters of Credit issued on or after the Closing Date, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its pro rata share of the obligations under such Letter of Credit (based on the respective Revolving Credit Commitment Percentages of the Lenders) and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its pro rata share of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each Lender shall pay to the Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof.  The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(c)  Reimbursement.  In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower.  Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to otherwise reimburse the Issuing Lender for such drawing, the Borrower shall be deemed to have requested that the Lenders make a Revolving Credit Loan in the amount of the drawing as provided in subsection (d) hereof on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations.  The Borrower promises to reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Credit Loan obtained hereunder or otherwise) in same day funds.  If the Borrower shall fail to reimburse the Issuing Lender as provided herein above, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the sum of (i) the Applicable Margin for Revolving Credit Loans comprising Alternate Base Rate Loans plus (ii) two percent (2%).  The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Lender will promptly notify the Administrative Agent which shall promptly thereafter notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s Revolving Credit Commitment Percentage of such unreimbursed drawing.  Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 10:00 A.M. (New York, New York time) otherwise such payment shall be made at or before 10:00 A.M. (New York, New York time) on the Business Day next succeeding the day such notice is received.  If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate.  Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.  Simultaneously with the making of each such payment by a Lender to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

(d)  Repayment with Revolving Credit Loans.  On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Credit Loan advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Credit Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Credit Loan advance comprised of Alternate

Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.3(b) with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Article 7) pro rata based on the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Article 7) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations.  Each such Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Credit Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Credit Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Credit Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing.  In the event that any Revolving Credit Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any Subsidiary), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such participation in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably (based upon the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Article 7)), provided that in the event such payment is not made on the day of drawing, such Lender shall pay in addition to the Issuing Lender interest on the amount of its unfunded participation at a rate equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate, and thereafter at the Alternate Base Rate.

(e)  Designation of Other Credit Parties as Account Parties.  Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.3(b) hereof, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(f)  Renewal, Extension.  The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)  Uniform Customs and Practices.  The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”) or the International Standby Practices (the “ISP”), as applicable, in which case the UCP or ISP, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

(h)  Indemnification; Nature of Issuing Lender’s Duties.

(i)            In addition to its other obligations under this Section 2.20, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii)           As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Issuing Lender shall not be responsible:  (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts unless, in any case, any of the foregoing is caused by the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.  None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(iii)          In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower.  It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all Government Acts.  The Issuing

Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(iv)          Nothing in this subsection (h) is intended to limit the reimbursement obligations of the Borrower contained in subsection (d) above.  The obligations of the Borrower under this subsection (h) shall survive the termination of this Agreement.  No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

(v)           Notwithstanding anything to the contrary contained in this subsection (h), the Borrower shall have no obligation to indemnify the Issuing Lender, and waivers of liability shall be ineffective in respect of any liability incurred by the Issuing Lender arising solely out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.

(i)          Responsibility of Issuing Lender. It is expressly understood and agreed that the obligations of the Issuing Lender hereunder to the Lenders are only those expressly set forth in this Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 4.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.20 shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section 2.20 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

(j)            Conflict with LOC Documents.  Solely as among the parties hereto, in the event of any conflict between this Agreement and any LOC Document (including any letter of credit application), this Agreement shall control.

2.21         Additional Provisions Relating to Swingline Loans.  The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Lenders, demand repayment of its Swingline Loans by way of a Revolving Credit Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Credit Loan advance comprised solely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one (1) Business Day prior to the Termination Date and on the date of the occurrence of any Event of Default described in Article 7 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Article 7.  Each Lender hereby irrevocably agrees to make its Revolving Credit Commitment Percentage of each such Revolving Credit Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Credit Loans otherwise required hereunder,

(ii) whether any conditions specified in Section 2.3 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Credit Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Credit Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto prior to or contemporaneously with such borrowing.  In the event that any Revolving Credit Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Revolving Credit Commitment Percentage (determined before giving effect to any termination of the Commitments, provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is funded and (B) at the time any purchase of participation pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by the Borrower in accordance with the terms of Section 2.5, interest on the principal amount of participations purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participations, at the rate equal to the Federal Funds Rate.

2.22         Participations in Letters of Credit and Swingline Loans.  Each Lender’s obligation to make Revolving Credit Loans, and its obligation to participate in Letters of Credit or Swingline Loans, pursuant to Section 2.20(d) and 2.21 shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) any adverse change in condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iii) any breach of this Agreement by the Borrower or any other Lender or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.23         NW Restructuring.  In the event that the Borrower wishes to consummate a proposed NW Restructuring after date hereof, the Borrower shall give the Administrative Agent and the Lenders written notice (in form and substance satisfactory to the Administrative Agent) setting forth, in reasonable detail, the timing, structure and terms of such NW Restructuring.  If the proposed NW Restructuring would require any amendment or waiver to this Agreement, the Borrower shall not be permitted to consummate such proposed NW Restructuring unless and until the Borrower, the Administrative Agent and the Required Lenders enter into an amendment and/or waiver agreement in form and substance satisfactory to the Borrower, the Administrative Agent and the Required Lenders (and any conditions precedent set forth in such amendment or waiver shall have been satisfied); provided that neither the Administrative Agent nor any Lender shall have any obligation to enter into any such amendment or waiver agreement.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make or participate in extensions of credit hereunder, the Borrower hereby represents and warrants to the Administrative Agent and each Lender:

3.1  Financial Condition.  (a) The consolidated balance sheets of the Borrower as of December 31, 1998, December 31, 1999 and December 31, 2000 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year ended on such date, and the unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of September 30, 2001; and the related consolidated statements of income, retained earnings and cash flows for the period ending as of such date, reported on, in the case of the annual audited financial statements, by Arthur Andersen LLP, copies of which have heretofore been furnished to the Lenders, present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date, and the results of their operations and their retained earnings and cash flows for each of the fiscal periods then ended.  All such financial statements, including the related schedules and notes thereto relating to the audited financials, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

(b)           All balance sheets, all statements of income and shareholders equity and of cash flows and all other financial information which shall hereafter be furnished by or on behalf of or the Borrower to the Administrative Agent for the purposes of, or in connection with, this Agreement or any transaction contemplated hereby have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly (subject to normal year-end adjustment and the absence of footnotes in the case of financial statements for any fiscal quarter) the financial condition of the Borrower and its Consolidated Subsidiaries, as the case may be, as at the dates thereof and the results of their operations and their shareholders equity and cash flows for the periods then ended.

3.2  No Change.  Since December 31, 2000, there has been no development or event which has had a Material Adverse Effect.

3.3  Corporate Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability company power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

3.4  Corporate Power; Authorization; Enforceable Obligations.  The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and the Acquisition Agreement and to authorize the execution, delivery and performance of the Loan Documents and the Acquisition Agreement, and to borrow hereunder.  The Borrower has taken all necessary corporate action to authorize the borrowings on the terms and conditions set forth in this Agreement and in the Notes and to consummate the Acquisition on the terms and conditions set forth in the Acquisition Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder, with the consummation of the Acquisition or ownership, lease or operation of the assets and securities of MPC that the Borrower intends to acquire pursuant to the terms of the Acquisition Agreement, or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party or the Acquisition Agreement other than (x) as set forth on Schedule 3.4, or (y) any consents, authorizations and filings in connection with the foregoing that, if not obtained, could not reasonably be expected to have a Material Adverse Effect.  On the Closing Date, the Administrative Agent and each Lender shall have received complete and current copies of all consents, authorizations and filings listed on Schedule 3.4.  No such consent, authorization or filing is conditioned upon or otherwise imposes any materially burdensome or adverse condition.  On the Closing Date, all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon any of the Transactions.  This Agreement and the Acquisition Agreement have been, and each other Loan Document will be, duly executed and delivered on behalf of the Borrower.  This Agreement and the Acquisition Agreement constitute, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5  No Legal Bar.  The execution, delivery and performance of the Loan Documents and the Acquisition Agreement, the borrowings hereunder and the use of the proceeds thereof, and the consummation of the Acquisition will not violate any Requirement of Law or Contractual Obligation of the Borrower or any Subsidiary which violation could reasonably be expected to have a Material Adverse Effect, will not accelerate or result in the acceleration of any payment obligations of the Borrower or such Subsidiary and will not result in, or require, the creation or imposition of any Lien on any of the respective properties or revenues of the Borrower or any such Subsidiary pursuant to any such Requirement of Law or Contractual Obligation.

3.6  No Material Litigation.  (a)  Except as set forth in Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of the respective properties or revenues of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(b)           No litigation, investigation or proceeding of or before any Governmental Authority is pending or, to the knowledge of the Borrower, is threatened (i) challenging the consummation of the Transactions or which would restrain, prevent or impose burdensome conditions on the Transactions, individually or in the aggregate, or any other transaction contemplated hereby, (ii) seeking to prohibit the ownership or operation by the Borrower or any of its subsidiaries or, to the knowledge of the Borrower, MPC or any of its subsidiaries of all or a material portion of any of their business or assets, or (iii) seeking to obtain, or having resulted in the entry of, any judgment, order or injunction that (A) would restrain, prohibit or impose adverse conditions on the ability of the Lenders to make the Loans under this Agreement, (B) could reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the ability of any party thereto to perform its obligations thereunder, (C) would be materially inconsistent with the stated assumptions underlying the projections provided to the Administrative Agent or the Lenders, or (D) is seeking any material damages as a result thereof; which, solely in the case of any private civil action or proceeding, (1) has a reasonable basis for success and (2) singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

3.7  No Default.  No Default or Event of Default has occurred and is continuing.

3.8  Ownership of Property; Liens.  Except as set forth in Schedule 3.8, each of the Borrower and its Material Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property.  None of such property is subject to any Lien other than Permitted Liens.

3.9  [Intentionally Omitted].

3.10      Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how, processes, logos and insignia necessary for the conduct of its business as currently conducted except for those which the failure to own or license could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”).  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property which could reasonably be expected to have a Material Adverse Effect, nor does the Borrower or any Consolidated Subsidiary know of any valid basis for any such claim.  The use of such Intellectual Property by the Borrower or any Subsidiary does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.11      No Burdensome Restrictions.    No Requirement of Law or Contractual Obligation of the Borrower or any Subsidiary could reasonably be expected to have a Material Adverse Effect.

3.12      Taxes.   Except as set forth in Schedule 3.12, each of the Borrower and the Subsidiaries has filed or caused to be filed all federal, state and other material tax returns which are required to be filed and has paid all taxes (including interest and penalties) shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or other charge the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.13      Margin Stock.   (a) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any extension of credit hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, except in compliance with applicable law and regulations.

(b)  Following application of the proceeds of each extension of credit hereunder, not more than 25% of the value of the consolidated assets of the Borrower and its Consolidated Subsidiaries that are subject to the provisions of Section 6.3 will be comprised of margin stock.

3.14      ERISA.     Neither the Borrower nor any Subsidiary maintains, contributes to or has material obligations with respect to, any welfare plan (as defined in Section(3)(1) of ERISA) which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits.  Each Plan has complied and is in compliance in all respects with the applicable provisions of ERISA and the Code except where failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each Subsidiary have not breached any of the responsibilities, obligations or duties imposed on it by ERISA, the Code, or regulations promulgated thereunder with respect to any Plan, which breach could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary nor any fiduciary of any Plan who is an officer or an employee of the Borrower or any Subsidiary has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code with respect to a Plan which could reasonably be expected to have a Material Adverse Effect.  With respect to any employee benefit plan (as defined in Section 3(3) of ERISA) currently or formerly maintained or contributed to by any Commonly Controlled Entity, no liability exists and no event has occurred which could subject the Borrower or any Subsidiary to any liability which could reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Schedule 3.14, none of the Borrower or any Subsidiary has any liability, direct or indirect, contingent (including, without limitation, any such liability in connection with a Multiemployer Plan) or otherwise, under Title IV of ERISA or under Section 412 of the Code which could reasonably be expected to have a Material Adverse Effect.

3.15         Holding Company; Investment Company Act; Other Regulations.   The Borrower is not (a) prior to the Closing Date, a “holding company”, a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (b) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (c) except as described on Schedule 3.15, subject to regulation under any Federal or state statute, regulation, decree or order which limits its ability to incur Indebtedness or conditions such ability upon any act, approval or consent of any Governmental Authority or an ISO.  On and after the Closing Date, the Borrower is either (i) not a “holding company”, a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, or (ii) an “exempt holding company,” as each such terms are defined in the Public Utility Holding Company Act of 1935, as amended.  As of the Closing Date, the Borrower has duly filed in good faith, an application on Form U-1 seeking an exemption under Section 3(a)(3) of the Public Utility Holding Company Act of 1935, as amended.

3.16         Purpose of Loans.   The proceeds of Revolving Credit Loans will be used solely for general corporate purposes of the Borrower and its Subsidiaries (in compliance with all applicable legal and regulatory requirements) including up to but not exceeding $25,000,000 to finance the Acquisition, the Refinancing and the payment of related fees and expenses.  The proceeds of Term Loans will be used for general corporate purposes of the Borrower and its Subsidiaries (in compliance with all applicable legal and regulatory requirements) including, without limitation, (i) to finance the Acquisition, the Refinancing and the payment of related fees and expenses and (ii) to repay other Indebtedness outstanding on the date hereof.

3.17         Environmental Matters.   Except as set forth on Schedule 3.17,

(a)           The facilities and properties owned, leased or operated by the Borrower and its Subsidiaries and the facilities and properties owned, leased or operated by MPC that the Borrower intends to acquire pursuant to the terms of the Acquisition Agreement (the “Properties”) and all operations at the Properties are in, and have been in, compliance in all material respects with all applicable Environmental Laws, and there is no contamination in, at, under, from or about the Properties or violation of any Environmental Law or other circumstance or condition, with respect to the Properties or the business operated by the Borrower and its Subsidiaries or MPC, or any predecessor of any of them (the “Business”) which in either case could reasonably be expected to result in any claims, liability, investigation or cost pursuant to any Environmental Law and to have a Material Adverse Effect.

(b)  None of the Borrower, any Subsidiary or MPC, or any predecessor of any of them, has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor do the Borrower or any Subsidiary have knowledge or reason to believe that any such notice will be received or is being threatened, in each case which could reasonably be expected to have a Material Adverse Effect.

(c)  There has been no Release or threat of Release of Materials of Environmental Concern at or from any of the Properties, or arising from or related to the operations of the Borrower or any Subsidiary, or any predecessor of any of them, in connection with any of the Properties or otherwise in connection with the Business that could reasonably be expected to have a Material Adverse Effect.

3.18         Insurance.     All policies of insurance of any kind or nature maintained by or issued to the Borrower or any Subsidiary, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, worker’s compensation, employee health and welfare, title, property and liability insurance, are in full force and effect in all material respects and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of similar size and character.

3.19         Accuracy and Completeness of Information.     All information, reports and other papers and data (other than projections) with respect to the Borrower or any Consolidated Subsidiary, or, to the knowledge of the Borrower, any Subsidiary furnished to the Lenders by the Borrower, or on behalf of the Borrower, and all SEC Reports were, at the time furnished, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Lenders a true and accurate knowledge of the subject matter in all material respects.  All projections with respect to the Borrower or any Consolidated Subsidiary, or, to the knowledge of the Borrower, any Subsidiary, furnished by the Borrower, were prepared and presented in good faith by the Borrower based upon facts and assumptions that the Borrower believed to be reasonable in light of current and foreseeable conditions, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and that no assurance can be given that the financial results set forth in such projections will actually be realized and the Borrower shall be under no obligation to update such projections.  No document furnished or statement made in writing to the Lenders by or on behalf of the Borrower in connection with the negotiation, preparation or execution of this Agreement and no SEC Report contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Lenders.

3.20         Leaseholds, Permits, etc.    The Borrower possesses or has the right to use, all leaseholds, easements, franchises and permits and all authorizations and other rights which are material to and necessary for the conduct of the Business and its business.  All the foregoing are in full force and effect, and each of the Borrower and the Subsidiaries is in substantial compliance with the foregoing without any known conflict with the valid rights of others, except for such noncompliance with the foregoing which could not reasonably be expected to have a Material Adverse Effect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such leasehold, easement, franchise, license or other right, which termination or revocation, considered as a whole, could reasonably be expected to have a Material Adverse Effect.

3.21         No Restrictive Covenants.     No Subsidiary, including the Company, of the Borrower is party to, or otherwise bound by, any agreement or other arrangement that prohibits such Subsidiary from making any payments, directly or indirectly, to the Borrower, by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement or arrangement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to the Borrower, other than prohibitions and restrictions permitted to exist under Section 6.12.

3.22         Solvency.     The Borrower is solvent, is able to pay its debts as they mature, owns property with fair saleable value greater than the amount required to pay its debts and has capital sufficient to carry on its business as then constituted.

3.23         Index Debt Rating.     On the Closing Date, the Borrower has (a) a rating for Index Debt established by Moody’s of not less than Baa2 and by Standard & Poor’s of not less than BBB and (b) a rating for senior unsecured short-term debt (without third party credit enhancement) established by Moody’s of not less than P-2 and by Standard & Poor’s of not less than A-2 (and no such rating is on credit watch with negative implications).

3.24         Acquisition Agreement; Merger.     (a)   On and as of the Closing Date, (i) each of the representations and warranties of the Borrower made in the Acquisition Agreement are true and correct in all material respects, (ii) the Borrower and, to the knowledge of the Borrower, the Seller and MPC, have performed and complied with, in all material respects, the agreements, covenants and obligations required by the Acquisition Agreement to be so performed or complied with by each of them at or before the Closing (as defined in the Acquisition Agreement), (iii) no Order or Law (as such terms are defined in the Acquisition Agreement) is in effect restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Acquisition Agreement, (iv) all consents (or, solely in the case of consents referred to below in Sections 6.06 or 7.06 of the Disclosure Schedule, in lieu thereof waivers), approvals, actions, filings and notices set forth in Schedules 3.03 and 3.04 of the Acquisition Agreement and Sections 2.06, 2.07, 6.06 and 7.06 of the Disclosure Schedule to the Acquisition Agreement have been duly obtained, made or given, and are in full force and effect, (v) all rights and obligations under the Contracts (as defined in the Acquisition Agreement) listed on Schedule 6.08 to the Acquisition Agreement have been duly and validly assigned to the Company or the subsidiaries of

MPC and any required third party consents have been obtained, (vi) all Benefit Plans (as defined in the Acquisition Agreement) listed on Schedule 6.09 of the Disclosure Schedule to the Acquisition Agreement have been terminated or assigned to the Seller in a manner satisfactory to the Borrower, (vii) no other consent, approval, waiver, filing, termination, assignment or other action (whether by MPC, the Seller, the Borrower, any of their respective Subsidiaries, any Governmental Authority or any other Person) is required in order to consummate the Acquisition in accordance with the terms of the Acquisition Agreement and the Requirements of Law which has not been obtained, filed or taken or which is no longer in full force and effect and (viii) the Acquisition has been consummated (and the Closing has occurred) in accordance with the terms of the Acquisition Agreement and the Borrower has acquired all of the right, title and interest in and to the Units free of any Lien or adverse claim.

(b)           To the knowledge of the Borrower, on and as of the Closing Date (except to extent made therein only as of an earlier specified date, in which case, on and as of such earlier date), each of the representations and warranties of the Seller and MPC made in the Acquisition Agreement are true and correct in all respects except for such failures of representations and warranties to be true and correct (without regard to any materiality qualifier therein) that, individually or in the aggregate, could not result in a material adverse effect to the Business or Condition (as such terms are defined in the Acquisition Agreement) of MPC and the Company.

3.25         Subsidiaries.   Set forth on Schedule 3.25(a) are all of the Material Subsidiaries of the Borrower, which schedule correctly sets forth, as of the date hereof, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other equity interests of each of its Material Subsidiaries and also identifies the direct owner thereof. Set forth on Schedule 3.25(b) are all of the Material Subsidiaries of the Borrower after giving effect to the Acquisition, which schedule correctly sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other equity interests of each of its Material Subsidiaries and also identifies the direct owner thereof.  All outstanding shares of capital stock of each Subsidiary of the Borrower has been duly and validly issued, are fully paid and non-assessable and have been issued free of any preemptive rights.  No Material Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase or, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights.

ARTICLE 4.   CONDITIONS PRECEDENT

4.1  Conditions to Initial Loans.     The agreement of each Lender to make or participate in any extension of credit hereunder requested to be made by it on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)  Documents.   The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(i)       Executed Counterparts.   From each party hereto and thereto either (i) multiple counterparts of this Agreement and each other Loan Document (other than the Notes of which there shall only be one original), signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement and each other Loan Document) that such party has signed a counterpart of this Agreement and such other Loan Document, and all documentation necessary and appropriate to convey a valid and perfected first-priority security interest in the Collateral, as more specifically enumerated in the Pledge Agreement, each executed by a duly authorized officer of the Borrower;

(ii)      Corporate Documents.   Such documents and certificates as the Administrative Agent or its counsel may reasonably request, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower, relating to (i) the organization, existence and good standing of the Borrower, (ii) the authorization of the execution, delivery and performance by the Borrower of this Agreement, and of the borrowings hereunder by the Borrower, and (iii) certificates as to the incumbency and signature of each individual signing this Agreement and any other agreement or document contemplated hereby on behalf of the Borrower;

(iii)     Financial Statements.   Copies of (i) the audited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of December 31, 2000, and the related audited statement of earnings and cash flows for the period ending as of such date, and (ii) the unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of September 30, 2001, and the related unaudited statement of earnings and cash flows for the period ending as of such date, and the related unaudited statement of earnings and cash flows for the period ending as of such date, respectively;

(iv)     Acquisition Agreement.   A certified copy of the Acquisition Agreement (and any amendments to the originally filed statements or executed agreement, as applicable, shall be in form and substance satisfactory to the Administrative Agent and the Lenders);

(v)      Application for Exemption under Section 3(a)(3).   The application on Form U-1 seeking an exemption under Section 3(a)(3) of the Public Utility Holding Company Act of 1935 referred to in Section 3.15, shall be in form and substance satisfactory to the Administrative Agent and the Lenders; and

(vi)     Other Documents.   Such other documents as the Administrative Agent or any Lender or special New York counsel to CSFB may reasonably request.

(b)  Consents, Licenses and Approvals.   The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer of the Borrower (i) attaching copies of all consents, authorizations and filings referred to in Schedule 3.4, including without limitation, the order of the FERC referred to in item 1 thereof, and (ii) stating that, except as shown in Schedule 3.4, such consents, licenses and filings are in full force and effect; and each such consent, authorization and filing shall be in form and substance satisfactory to the Administrative Agent.  Without limiting the foregoing, any consents, filings, approvals or notices set forth on Schedule 3.15 (or which are necessary or advisable as a result of the facts or circumstances set forth on such schedule) shall have been obtained or made, as applicable, shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent.

(c)  Closing Fees and Expenses.   The Administrative Agent previously shall have received the fees to be received on the Closing Date referred to in the Fee Letter and shall have received reimbursement of all costs and expenses (including the fees and expenses of counsel to the Administrative Agent).

(d)  Legal Opinions.   The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions of counsel to the Borrower, which opinions shall be satisfactory in form and substance to the Administrative Agent.

(e)  Closing Certificate.   The Administrative Agent shall have received, with a counterpart for each Lender, a closing certificate of the Borrower substantially in the form of Exhibit C, dated as of the Closing Date and satisfactory in form and substance to the Administrative Agent.

(f)  Insurance.   The Administrative Agent shall have received evidence satisfactory to it of the existence of the insurance required hereunder.

(g)  Compliance Certificate.   The Administrative Agent shall have received, with a counterpart for each Lender, a Compliance Certificate substantially in the form of Exhibit E executed by a Chief Financial Officer or Treasurer of the Borrower, dated as of the Closing Date and satisfactory in form and substance to the Administrative Agent.

(h)  No Material Adverse Effect.   Since December 31, 2000, there shall have been no development or event which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(i)  Index Debt Rating.   The Administrative Agent shall have received written confirmation (i) from Standard & Poor’s that, immediately after consummation of the Acquisition, Index Debt will be rated at least BBB by Standard & Poor’s and senior unsecured short-term debt of the Borrower (without third party credit enhancement) will be rated at least A-2 by Standard & Poor’s, and (ii) from Moody’s that, immediately after consummation of the Acquisition, Index Debt will be rated at least Baa2 by Moody’s and senior unsecured short-term debt of the Borrower (without third party credit enhancement) will be rated at least P-2 by Moody’s.

(j)  Pro Forma Financials.   The Administrative Agent shall have received, with a copy for each Lender,  pro forma balance sheets as of the end of the fiscal quarter immediately preceding the Closing Date and pro forma statements of operations and cash flows for the immediately preceding fiscal year of the Borrower and its Consolidated Subsidiaries and for the period from the end of such fiscal year to the end of the fiscal quarter immediately preceding the Closing Date, (i) giving effect to the Transactions and (ii) demonstrating that, had consummation of the Acquisition occurred on the first day of the immediately preceding fiscal year of the Borrower, each of the financial covenants set forth in Section 6.1 would have been satisfied as at the end of such fiscal year and at the end of each succeeding fiscal quarter ending on or before the Closing Date, certified by the chief financial officer or treasurer of the Borrower.

(k)  Termination of Prior 364-Day Credit Agreement.   The Administrative Agent shall have received evidence, satisfactory to it, that the Credit Agreement dated as of June 10, 1999 among the Borrower, the lenders party thereto and Canadian Imperial Bank of Commerce as agent shall have been terminated and all indebtedness, liabilities, and obligations thereunder shall have been paid in full.

(l)  Acquisition.   The Administrative Agent shall have received evidence, satisfactory to each of the Co-Arrangers, that substantially concurrent with the making of the Initial Loans, (i) the Restructuring (as defined in the Acquisition Agreement) shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement, (ii) all conditions precedent to the Closing (as defined in the Acquisition Agreement) set forth in the Acquisition Agreement shall have been satisfied and (iii) the Borrower shall have received beneficial and legal title to the Units (as defined in the Acquisition Agreement).

(m) Outside Closing Date.   The Closing Date shall have occurred and each of conditions precedent set forth above and in Section 4.2 shall have been satisfied on or prior to March 31, 2002.

4.2 Conditions to Each Extension of Credit.   The agreement of each Lender to make any Loan other than Loans constituting an interest rate conversion, continuation or rollover of a pre-existing Loan requested to be made by it on any date and the agreement of the Issuing Lender to issue, amend, renew or extend (and each Lender to participate in) any Letter of Credit (the making of any such Loan or the issuance, amendment, renewal or extension of (and the participation in) any such Letter of Credit, a “Credit Event”) is subject to the satisfaction of the following conditions precedent:

(a)  Representations and Warranties.   Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (except to the extent applicable to an earlier date) shall be true and correct in all material respects on and as of such date as if made on and as of such date (both before and after giving effect to such Credit Event).

(b)  No Default.   No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Credit Event requested to be made on such date.

(c)  Additional Matters.   All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions and the other transactions contemplated by this Agreement, the other Loan Documents and the Acquisition Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents, instruments and legal opinions in respect of any aspect or consequence of the Transactions and the other transactions contemplated hereby or thereby as it shall reasonably request.

Each Credit Event shall constitute a representation and warranty by the Borrower as of the date of such Credit Event that the statements in any document delivered by the Borrower in connection with such borrowing are true and correct and that the conditions contained in this Section 4.2 have been satisfied.

(d)  Additional Conditions to Letters of Credit.   If the issuance of a Letter of Credit is requested pursuant to Sections 2.1 and 2.3, all conditions set forth therein with respect to the issuance of a Letter of Credit shall have been satisfied

(e)  Additional Conditions to Swingline Loans.   If a Swingline Loan is requested pursuant to Sections 2.1 and 2.3, all conditions set forth therein with respect to Swingline Loans shall have been satisfied.

ARTICLE 5.   AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date and thereafter for so long as any of the Commitments remains in effect, any Note remains outstanding and unpaid or any Obligation is owing to any Lender, the Issuing Lender, the Collateral Agent or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and shall cause each of its Subsidiaries to:

5.1  Financial Statements.   Furnish to each Lender:

(a)  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Arthur Andersen LLP or other independent certified public accountants of nationally recognized standing;

provided that the submission of the Borrower’s report on Form 10-K shall satisfy the foregoing requirements; and

(b)  as soon as available, but in any event not later than 45 days after the end of each quarterly period for each of the fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, retained earnings and cash flows of the Borrower and the Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and setting forth the actual figures for the corresponding date or period in the previous year, certified by the chief financial officer or treasurer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided that the submission of the Borrower’s report on Form 10-Q shall satisfy the foregoing requirements, all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2  Certificates; Other Information.   Furnish to each Lender:

(a)  concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)  concurrently with the delivery of the financial statements referred to in Section 5.1(a) or (b), a compliance certificate substantially in the form of Exhibit E of the chief financial officer or treasurer of the Borrower (the “Compliance Certificate”), in form and substance satisfactory to the Administrative Agent, (i) showing compliance by the Borrower and the Subsidiaries with the covenants contained in Section 6.1 and (ii) setting forth the description of any Reduction Event occurring during such period and the aggregate amount of Net Cash Proceeds received during such period with respect to any Reduction Event;

(c)  within 5 Business Days after the filing thereof, copies of all reports which the Borrower sends to any of its stockholders, and copies of all registration statements, reports on Form 10-K, Form 10-Q or Form 8-K (or, in each case, any successor form) and other material reports which the Borrower or any Subsidiary files with the SEC or any successor or analogous Governmental Authority (other than public offerings of securities under employee benefit plans or dividend reinvestment plans);

(d)  within five days after either of Moody’s or Standard & Poor’s has raised or lowered its credit rating of any of the Borrower’s long-term unsecured Debt for

Borrowed Money (including any Index Debt) a notice to the Administrative Agent as to such effect; and

(e)  promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

5.3 Payment and Performance of Obligations.   Perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements and other debt instruments to which it is party or bound, including, without limitation, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, fees or other charges imposed on it or on any of its properties by any Governmental Authority and all its other material obligations of whatever nature, except, in each case, where the amount or validity thereof is currently being diligently contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be.

5.4 Maintenance of Existence.   Renew and keep in full force and effect its corporate existence, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except to the extent such failure to maintain could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance.   Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear, and casualties, excepted), maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to each Lender, upon request, full information as to the insurance carried including certified copies of policies and certificates of insurance from a recognized insurance broker reasonably acceptable to the Required Lenders.

5.6 Inspection of Property; Books and Records; Discussions.   Keep proper books of records and account, in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit after reasonable notice representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and each Subsidiary with officers and employees of the Borrower and such Subsidiary and with their independent certified public accountants.

5.7 Notices.   Within 5 days after the Borrower knows with respect to any notice under clause (i) or within 10 days with respect to any other notice under this Section 5.7(a), give notice to the Administrative Agent and each Lender of:

(i)       the occurrence of any Default or Event of Default;

(ii)      any (i) default or event of default under any Contractual Obligation of the Borrower or any Subsidiary, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any such Subsidiary and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(iii)     any material labor dispute to which the Borrower or any Subsidiary may become a party and which involves any group of employees, any strikes or walkouts relating to any of its plants or facilities and the expiration or termination of any labor contract to which the Borrower or such Subsidiary is a party or by which the Borrower or such Subsidiary is bound and which dispute could reasonably be expected to have a Material Adverse Effect on the operations of the Borrower or such Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.  For the purposes of this Section 5.7(a), the Borrower shall be deemed to have knowledge when any officer of the Borrower charged with responsibility for any matter that is the subject of such notice requirement knows or should have known that such notice was required.

(b) At least three (3) Business Days prior to such event, give notice to the Administrative Agent and each Lender of the occurrence of any Reduction Event (i) the Net Cash Proceeds of which are (or are scheduled to be) in excess of $5,000,000 or (ii) together with any other concurrent or prior Reduction Event for which notice has not been given hereunder the aggregate Net Cash Proceeds of which are (or are scheduled to be) in excess of $10,000,000.

5.8 Environmental Laws.   (a) Comply and cause its Subsidiaries to comply in all material respects with all applicable Environmental Laws and obtain and comply and cause its Subsidiaries to obtain and comply in all material respects with and maintain and cause its Subsidiaries to maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

(c) Defend, indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Lender and the Lenders, and their respective parents, subsidiaries, affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature (whether arising under theories of negligence, strict or absolute liability, or otherwise) known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws in each instance occurring at, or involving the operation of any facility by the Borrower or its Material Subsidiaries, or arising out of, or relating to the operations of the Borrower or any Material Subsidiary, or the Business or the Properties, applicable to the operations of the Borrower or any Subsidiary or the Business or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

5.9  ERISA.   Establish, maintain and operate and cause each of its Subsidiaries to establish, maintain and operate all Plans to comply in all material respects with the applicable provisions of ERISA, the Code, and all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.10  Use of Proceeds.   Use the proceeds of each extension of credit hereunder solely for the purposes set forth in Section 3.16.

5.11  Margin Stock.   Not permit the aggregate value of margin stock (as defined in Regulation U) at any time owned or held by the Borrower or any of its Subsidiaries to exceed an amount equal to 25% of the value of all consolidated assets subject at such time to any “arrangement” (as such term is used in the definition of “indirectly secured” in Section 221.2 of Regulation U).

5.12  Maintain Ownership of the Company and the Utility Business.   Maintain direct ownership of all of the issued and outstanding Capital Stock of the Company (except (i) as a result of a merger of the Company with and into the Borrower, or (ii) the Utility Business EBITDA of the assets remaining in the Company at the time of transfer did not exceed $5 million for the four (4) consecutive fiscal quarters immediately preceding the date of such transfer) and, other than as permitted pursuant clauses (a), (b) or (d) of Section 6.7, maintain ownership, directly or through the Company, of all or substantially all of the assets of the Utility Business.

5.13  Amendment of Loan Documents.   Amend this Agreement and the other Loan Documents, and execute such additional documents, as may be reasonably requested by the Arranger, after consultation with the Borrower and prior to completion of the successful syndication (as determined by the Arranger) of the credit facilities provided hereby, to change the pricing, terms and structure of such credit facilities if the Arranger determines that such changes are advisable to ensure the successful syndication thereof.

5.14  Ratings.   At all times maintain ratings by both Moody’s and Standard & Poor’s with respect to the Index Debt.

ARTICLE 6.   NEGATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date and thereafter for so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any Obligation is owing to any Lender, the Issuing Lender, the Collateral Agent or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not:

6.1  Financial Covenants.   (a)  Minimum Net Worth.  Permit Net Worth on the last day of any fiscal quarter of the Borrower to be less than $350,000,000; or

(b)  Total Capitalization.   Permit the ratio (expressed as a percentage) of Funded Debt to Total Capital on the last day of any fiscal quarter of the Borrower specified below to exceed the percentage set forth below for such quarter:

Fiscal Quarter Ended Immediately After the Closing Date:	Percentage
First (1st)	78%
Second (2nd)	76%
Third (3rd)	72%
Fourth (4th)	70%
Fifth (5th)	68%

(c)  Utility Business’ Financial Covenant.   Permit the ratio of (i) Utility Business EBITDA to (ii) Consolidated Recourse Interest Expense, in each case on the last day of any fiscal quarter of the Borrower to be less than 2.00 to 1.00.

6.2  Limitation on Fundamental Changes.   Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its property, business or assets, or permit the Company to do any of the foregoing, except any Person (including the Company) may be merged or consolidated with or into the Borrower or convey, sell, assign, or otherwise transfer all or substantially all its property, business or assets to the Borrower; provided that (a) the Borrower shall be the continuing or surviving corporation and (b) as of the consummation of, and after giving effect to, such transaction, (i) the Tangible Net Worth of the Borrower shall be equal to or greater than the Tangible Net Worth of the Borrower immediately prior to such transaction; and (ii) Standard & Poor’s and Moody’s, or any successor agency providing ratings on the long-term unsecured debt obligations of the Borrower, shall either (x) have affirmed their respective ratings on such Indebtedness or (y) not have placed the Borrower on “credit watch” as a result of or with respect to such merger or consolidation.

6.3  Limitation on Transactions with Affiliates.   Except as described on Schedule 6.3 and except for transactions providing services (including, without limitation, group purchases of equipment or energy) at cost to any Subsidiary, enter into, and shall not permit the Company to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is upon fair and reasonable terms no less favorable to the Borrower or, if the Borrower is not party to such transaction, the Company, than it would have obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

6.4  Limitation on Liens.   Create, incur, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.  In the event that any assets of the Borrower that are subject to any “arrangement” (as such term is used in the definition of “indirectly secured” in Section 221.2 of Regulation U) hereunder constitute “margin stock” ( as defined in Regulation U), such arrangement shall not apply to such margin stock to the extent that the value of such margin stock exceeds 25% of the value of all assets subject to such arrangement.

6.5  Amendments of Acquisition Agreement and Organizational Documents.   (a) Amend, waive or terminate, or permit any amendment, waiver or termination of, the Acquisition Agreement or any document entered into in connection therewith that materially adversely affects (i) the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under the Acquisition Agreement or (iii) the rights and remedies of the Lenders; or (b) amend, modify or change its articles of incorporation or bylaws that could reasonably be expected to result in a Material Adverse Effect.

6.6  Limitation on Guarantee Obligations.   Create, incur, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, assume or suffer to exist, any Guarantee Obligation except:

(a)           guarantees of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Borrower or any of its Subsidiaries;

(b)           guarantees not otherwise permitted by this Section 6.6 by the Borrower and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $200,000,000 at any one time;

(c)           Guarantee Obligations existing on the date hereof and described in Schedule 6.6;

(d)           Guarantee Obligations which by their terms (either mandatorily or at the unfettered option of the Borrower) are payable solely in Capital Stock (other than Mandatory Redeemable Stock) of the Borrower provided that the Borrower agrees to cause any payment under any such outstanding obligation to be made only in such Capital Stock; and

(e)           (x) guarantees by the Borrower or the Company of the Company’s or the Borrower’s Indebtedness and other obligations, as applicable, (y) guarantees by the Borrower or the Company of obligations (other than Indebtedness) of any other Subsidiaries, and (z) guarantees by Subsidiaries (other than the Company) of Indebtedness and other obligations of other Subsidiaries and the Borrower, in each case as permitted under this Agreement.

6.7  Limitation on Sale of Assets.   Convey, sell, lease, assign, transfer or otherwise dispose of, and shall not permit any Subsidiary (other than any Special Purpose Subsidiary) to convey, sell, lease, assign, transfer or otherwise dispose of any of, its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests but excluding the Capital Stock of any Special Purpose Subsidiary), whether now owned or hereafter acquired except (a) for the sale or other disposition of any property that, in the reasonable judgment of the Borrower, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business; (b) for sales of inventory and receivables made in the ordinary course of business; (c) that any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or, subject to Section 5.12, a Wholly-Owned Subsidiary of the Borrower and any Subsidiary of the Borrower may sell or otherwise dispose of, or part with control of any or all of, the stock of any Subsidiary to a Wholly-Owned Subsidiary of the Borrower or a Subsidiary of the Borrower may merge with the Borrower (so long as the Borrower is the surviving corporation) or, subject to Section 5.12, another Subsidiary; and (d) for the sale or other disposition by the Borrower or any of its Subsidiaries of other assets consummated after the date hereof, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) the aggregate fair market value of all such assets sold or disposed of under this clause (d) (and the proceeds of which are not reinvested within one year in similar assets) shall not exceed 10% of the consolidated total assets of the Borrower and its Subsidiaries as of the Closing Date and (iii) the Borrower shall comply with Section 2.6.

6.8  Limitation on Investments, Loans and Advances.   Make, and shall not permit any Subsidiary to make, any advance, loan, extension of credit (excluding Guarantee Obligations but including any payment by a guarantor thereunder) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           investments of the Borrower or any Subsidiary existing on the date hereof in any Subsidiary;

(c)           investments of the Borrower or any Subsidiary after the date hereof that are:

(i)            investments by the Borrower in any Subsidiary or

                                                (ii)           acquisitions of the capital stock of, or assets constituting a business unit of, another Person, provided that, after giving effect to any such acquisition, the Borrower shall be in pro forma compliance with Section 6.1 and no Default or Event or Default shall have occurred and be continuing or shall result therefrom, provided, that the aggregate amount of investments made pursuant to clause (i) plus the aggregate consideration for all acquisitions (including assumed debt but excluding any Capital Stock (other than Mandatory Redeemable Stock) of the Borrower or any Subsidiary issued as consideration for such acquisition) made pursuant to clause (ii) shall at no time exceed during any fiscal year $125,000,000 per annum (excluding any dividends paid in kind on any preferred Capital Stock, other than Mandatory Redeemable Stock);

(d)           the Borrower and its Subsidiaries may invest in, acquire and hold Cash Equivalents;

(e)           the Borrower or any of its Subsidiaries may make travel and entertainment advances, relocation loans and payroll advances in the ordinary course of business to officers and employees of the Borrower or any such Subsidiary;

(f)            investments of the Borrower or any Subsidiary existing on the date hereof and described in Schedule 6.8;

(g)           investments in obligations arising out of bankruptcy of customers and suppliers; and

(h)           investments arising out of non-cash consideration received in connection with sales of assets as permitted by Section 6.7.

6.9  Limitation on Dividends and Stock Repurchases.   Declare, and shall not permit any Subsidiary to declare, any dividends on any shares of any class of Capital Stock, or make, and shall not permit any Subsidiary to make, any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock (including the outstanding Capital Stock of the Borrower), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (all of the foregoing being referred to herein as “Restricted Payments”); except that:

(a)           Subsidiaries may pay dividends directly or indirectly to the Borrower or the other Subsidiaries which are directly or indirectly Wholly-Owned by the Borrower;

(b)           any Subsidiary may redeem or repurchase shares of its Capital Stock to the extent required to do so pursuant to, and upon the terms provided in, any put agreement existing on the date hereof between such Subsidiary and any holder of such Capital Stock; provided that if permitted pursuant to the terms of such agreement, the sole consideration for such Capital Stock shall be Capital Stock (other than Mandatory Redeemable Stock) of the Borrower; and

(c)           the Borrower or any Subsidiary may make Restricted Payments (other than redemption or repurchase of Capital Stock with respect to such agreements existing as of the date hereof as set forth in clause (b) above) on or with respect to its Capital Stock so long as, after giving effect to such Restricted Payments, (i) no Default or Event of Default shall have occurred and be continuing or shall result therefrom and (ii) Index Debt shall be rated at least BBB by Standard & Poor’s and at least Baa2 by Moody’s.

6.10         Limitation on Indebtedness or Mandatory Redeemable Stock.  Create, incur, issue, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, issue, assume or suffer to exist, any Indebtedness or Mandatory Redeemable Stock (including any Indebtedness or Mandatory Redeemable Stock of any of its Subsidiaries), except:

(a)  Indebtedness of the Borrower under this Agreement;

(b)  [Intentionally omitted];

(c)  Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or its Subsidiaries;

(d)  Debt for Borrowed Money of the Borrower or any Subsidiary constituting a Debt Incurrence (and the Net Cash Proceeds thereof are applied as set forth in Section 2.6(b));

(e)  Debt for Borrowed Money incurred by a Special Purpose Subsidiary, to the extent that the Net Cash Proceeds thereof are retained by a Special Purpose Subsidiary to finance (i) the development or operation of the assets it was formed to develop or (ii) activities incidental thereto;

(f)  Debt for Borrowed Money incurred by any Subsidiary (other than the Company or a Special Purpose Subsidiary) incurred (i) to finance working capital needs of any such entity in the ordinary course of business (in any event excluding Restricted Payments) or (ii) to the extent permitted hereunder, to finance Capital Expenditures (including fees and expenses incidental to the acquisition of the assets so acquired);

(g)  Indebtedness of Montana First Megawatts LLC (or any related Special Purpose Subsidiary) in an aggregate amount not to exceed $200,000,000, which proceeds of such Indebtedness are used to finance construction and related costs of the Montana First Megawatts project;

(h)  Non-Recourse Debt of any Subsidiary (other than the Company);

(i)  Financing Lease obligations, mortgage financings, purchase money Indebtedness and industrial revenue bond issues in respect of real property or equipment incurred by the Borrower or any Subsidiary prior to or within 180 days after a capital expenditure in order to finance the purchase or improvement of properties;

(j)  Indebtedness and Mandatory Redeemable Stock outstanding on the date hereof as set forth on Schedule 6.10 hereto;

(k)  refinancings, replacements and extensions by the obligor thereof of any Debt for Borrowed Money under clause (d) through (j) above to the extent that the principal of the Debt for Borrowed Money so refinanced, replaced or extended is not increased as a result thereof and the scheduled maturity date thereof is not earlier as a result thereof (and in the case of any refinancing or replacement of Non-Recourse Debt, after giving effect thereto, such Indebtedness constitutes Non-Recourse Debt) and

(l)  Indebtedness not otherwise permitted by the preceding clauses of this Section 6.10 not exceeding $25,000,000 in aggregate principal amount at any one time outstanding.

6.11         Limitation on Sales and Leasebacks.   Enter into, and shall not permit the Company to enter into, any arrangement with any Person providing for the leasing by the Borrower or the Company of real or personal property, in an aggregate amount for all such property exceeding 10% of Tangible Assets, as defined by GAAP, of the Borrower and the Company, which has been or is to be sold or transferred by the Borrower or the Company to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or the Company.

6.12         Limitation on Negative Pledge Clauses; Payment Restrictions.   Enter into or suffer to exist, and shall not permit any Subsidiary to enter into or suffer to exist, any agreement or other consensual encumbrance or restriction which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or prohibits or limits the ability of the Borrower or any of its Subsidiaries to make loans, payments or dividends to or investments in, or to transfer assets to, the Borrower or any of its Subsidiaries, other than (a) any such agreement, encumbrance or restriction contained in this Agreement or the Pledge Agreement, (b) any such agreement, encumbrance or restriction (including any negative pledge) contained in any industrial revenue bonds, purchase money mortgages, development financing, operating leases entered into in the ordinary course of business, acquisition agreements or

Financing Leases, in each case permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed, acquired or leased thereby), (c) any such agreement, encumbrance or restriction contained in any loan agreement or other financing document entered into with respect to Debt for Borrowed Money of Subsidiaries (other than the Company) (other than industrial revenue bonds, purchase money mortgages, development financing or Financing Leases) permitted to be incurred pursuant to Section 6.10, (d) customary provisions in any contract entered into in the ordinary course of business (including any licensing agreement, management agreement or franchise agreement) restricting assignments of such contract, or (e) any agreement, encumbrance or restriction contained in any indenture or financing document entered into with respect to the issuance of up to an aggregate principal amount of $720 million in senior unsecured bonds of the Borrower, the Net Cash Proceeds of which shall be applied in accordance with Section 2.6(b) hereof.

6.13         Limitation on Businesses.   Enter into or engage in any business, either directly or through any Subsidiary, except for businesses of the same general type as those in which the Borrower and its Subsidiaries are engaged on the date hereof or other business activities reasonably incidental or related to any of the foregoing.

6.14         Limitation on Certain Prepayments and Amendments.   (a) Make, and shall not permit the Company to make, any optional payment or prepayment on or redemption, defeasance or purchase of such Person’s Debt for Borrowed Money (other than with respect to (i) Indebtedness hereunder and (ii) any Indebtedness to the extent such Indebtedness by the terms thereof would otherwise have become due and payable within three months of such payment, redemption, defeasance or purchase), or (b) amend, modify or change, or consent to any amendment, modification or change to any of the terms relating to the payment or prepayment or principal of or interest on, any such Indebtedness, other than any amendment, modification or change which would extend the maturity or reduce the amount of any payment or prepayment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon or which would not be adverse to the Lenders.

6.15         Limitations on Subsidiaries’ Equity Interests.   Permit any Subsidiary to issue any preferred Capital Stock or any redeemable common stock unless, in either case, the issuance thereof is, and all terms thereof are, satisfactory to the Required Lenders in their sole discretion, other than (a) issuances of preferred Capital Stock in payment of regularly accruing dividends on theretofore outstanding shares of such preferred Capital Stock, (b) issuances of preferred Capital Stock issued to and, so long as thereafter outstanding, held by the Borrower and (c) issuances in consideration of acquisitions permitted under Section 6.8 of preferred Capital Stock which ranks junior, as to the payment of dividends and as to the distribution of assets upon any liquidation, dissolution or winding up of such Subsidiary, to all preferred Capital Stock held by the Borrower in such Subsidiary.

ARTICLE 7.   EVENTS OF DEFAULT

7.1  Events of Default.   If any of the following events shall occur and be continuing:

(a)  The Borrower shall fail to pay any principal of any Loan or the reimbursement obligation with respect to any LOC Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any fee or any other amount payable hereunder or any other Loan Document, within three (3) days after any such interest, fee or other amount becomes due in accordance with the terms thereof or hereof; or

(b)  Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)  The Borrower shall default in the observance or performance of any agreement contained in Article 6 (other than Section 6.12 and Section 6.14(b)) or Section 5.7; or

(d)  The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days; or

(e)  The Borrower or any Material Subsidiary shall (i) default in any payment (regardless of amount) of principal of or interest on any Indebtedness having an aggregate principal amount in excess of $30,000,000 (other than the Notes) beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or Administrative Agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity; provided that any such default by the Borrower or any Material Subsidiary under Non-Recourse Debt will not constitute an Event of Default unless such default also constitutes a default under other recourse Indebtedness of the Borrower or such Subsidiary in an aggregate outstanding principal amount of $30,000,000 or more; or

(f)  (i) The Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or un-bonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)  (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Pension Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any Subsidiary or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any Subsidiary or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Pension Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)  One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by third-party insurance as to which the insurer has acknowledged coverage) of $30,000,000 or more and sufficient judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof to reduce such amount to less than $30,000,000; or

(i)  (x) The Pledge Agreement shall cease, for any reason, to be in full force and effect, other than pursuant to the terms thereof and hereof, or (y) the Lien created thereby shall cease to be enforceable and of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral; or

(j)  A Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitment shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts due in respect of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts due in respect of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE 8.   THE AGENTS

8.1  Appointment.  Each Lender hereby irrevocably designates and appoints CSFB as Administrative Agent and as Collateral Agent (for purposes of this Article 8, collectively, the “Agents”), and to act as its agent under this Agreement and the other Loan Documents.  Each such Lender irrevocably authorizes each Agent, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to each Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Each Lender further authorizes and directs each Agent to execute and deliver releases (or similar agreements) to give effect to the provisions of this Agreement and the other Loan Documents, including specifically, without limitation, the provisions of Section 6.7 hereof.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against either Agent.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Pledge Agreement.

8.2  Delegation of Duties.   Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3  Exculpatory Provisions.   No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties, made by the Borrower or any officer or any of them contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by either Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Subsidiary.

8.4  Reliance by Agents.   Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent.  Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

8.5  Notice of Default.   No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6  Non-Reliance on Agents and Other Lenders.   Each Lender expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by either Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by either Agent to any Lender.  Each Lender represents to each Agent that it has, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or furnished to the Administrative Agent for the account of, or with a counterpart or copy for, each Lender, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7  Indemnification.   The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) and their respective directors, officers, employees and agents, ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any of the other Loan

Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s gross negligence or willful misconduct.  Each Lender having a Revolving Credit Commitment agrees to reimburse each of the Issuing Lender and its directors, officers, employees and agents, in each case to the same extent and subject to the same limitations as provided above for the Agents.  The agreements in this Section shall survive the payment of the Obligations hereunder.

8.8  Agent in Its Individual Capacity.   Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any Subsidiary as though such Agent were not an Agent hereunder and under the other Loan Documents.  With respect to Loans made or renewed by it and any Note issued to it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9  Successor Administrative Agent .   The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall, with the consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required if an Event of Default shall have occurred that is continuing) appoint a successor administrative agent, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes.  After any retiring or terminated Administrative Agent’s resignation or termination, as the case may be, as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

ARTICLE 9.   MISCELLANEOUS

9.1  Amendments and Waivers.   Neither this Agreement, any Note or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrower hereunder, (b) enter into with the Borrower written amendments, supplements or modifications to the Note and the other Loan Documents for the purpose of adding provisions to the Notes or such other Loan Documents or changing in any manner the rights of the Lenders or the Borrower thereunder or (c) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification (i) shall reduce the amount or extend the scheduled date of maturity of the Note of any Lender or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitments, in each case, without the consent of such Lender, (ii) shall amend, modify or waive any provision of this Section, or vary any provision of this Agreement or any other Loan Document which specifically by its terms requires the approval or consent of all the Lenders or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, the Notes and the other Loan Documents, in each case, without the written consent of all the Lenders, (iii) shall amend, modify or waive any provision of Section 2.1(c), 2.4(c), 2.4(d), 2.20 or 8.7 (to the extent relating to the Issuing Lender) or any LOC Document without the written consent of the Issuing Lender, (iv) shall amend, modify or waive any provision hereof relating to Swingline Loans without the written consent of the Swingline Lender, (v) shall amend, modify or waive any provision of Article 8 or any other provision in any Loan Document governing the rights or obligations of the Administrative Agent or the Collateral Agent without the written consent of the then Administrative Agent and the Collateral Agent or (vi) shall amend, modify or waive the provisions of Section 6.6(b) or 6.8 without the consent of Lenders having Term Commitments (or after the Closing Date, Term Loans) and Revolving Credit Commitments (or after the Termination Date, Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and LOC Obligations) representing 75% or more of the aggregate of all Term Commitments (or after the Closing Date, Term Loans) and Revolving Credit Commitments (or after the Termination Date, Revolving Credit Loans, Swingline Loans and LOC Obligations) in each case outstanding at such time.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

9.2  Notice .   All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of notice by mail, when received, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower or the Administrative Agent, and as set forth in Schedule I in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

Borrower:	Northwestern Corporation
125 S. Dakota Avenue, Suite 1100
Sioux Falls, South Dakota 57104
Attention: Chief Financial Officer

with a copy to:	Northwestern Corporation
125 S. Dakota Avenue, Suite 1100
Sioux Falls, South Dakota 57104
Attention: Eric R. Jacobsen, Vice President and General Counsel

Administrative Agent:	Credit Suisse First Boston
Eleven Madison Avenue
New York, New York 10010-3629
Attention: Agency Department Manager

provided that any notice, request or demand to or upon the Administrative Agent made under this Agreement may be made by telephone, with prompt written confirmation thereafter of such telephonic notice, and the Administrative Agent shall be entitled to rely on such telephonic notice; provided, further, that any notice, request or demand to or upon the Administrative Agent and the Lenders pursuant to Section 2.3, Section 2.5, Section 2.8, Section 2.9, Section 2.10, or Section 2.15 shall not be effective until received.

9.3  No Waiver; Cumulative Remedies.   No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4  Survival of Representations and Warranties.   All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder.

9.5  Payment of Expenses and Taxes; Indemnification.   The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Collateral Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the Collateral Agent, (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including allocated costs of internal counsel) to the Administrative Agent, the Collateral Agent and each Lender, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender from, any and all present or future stamp, documentary or excise taxes or similar charges, any and all recording and filing fees, and any and all liabilities with respect thereto, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or payment under, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, and (d) to pay, and indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender (including each of their respective parents, subsidiaries, officers, directors, employees, agents and affiliates) from and against, any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits (regardless of whether such Person is a party thereto), costs, settlements, expenses or disbursements of whatever kind or nature arising from, in connection with or with respect to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Loan Documents, or any other documents, (ii) the proposed or actual use of the proceeds of the Loans or (iii) the Acquisition, any other Transaction or any transaction or document related thereto or in connection therewith (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that the Borrower shall not have any obligation hereunder to any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent, the Collateral Agent or such Lender.  The agreements in this Section 9.5 shall survive repayment of the Obligations hereunder.

9.6  Successors and Assigns; Participations and Assignments.   (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)  Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and other obligations owing to such Lender and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers (i) decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, (ii) extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, (iii) extending its Commitment or (iv) permitting any assignment or transfer of any of the Borrower’s rights or obligations under this Agreement).  The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)  Any Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time may assign to any Lender or any affiliate or Approved Fund thereof with the consent of the Administrative Agent, or, with the consent of the Borrower (so long as no Event of Default shall have occurred which is continuing) and the Administrative Agent (which consent, in the case of either the Borrower or the Administrative Agent, shall not be unreasonably withheld), to an additional bank or financial institution (an “Assignee”) all or any part of its rights and obligations under this Agreement and the Notes pursuant to a “Assignment and Assumption Agreement”, substantially in the form of Exhibit D, executed by such Assignee, such assigning Lender and, in the case of an Assignee that is not then a Lender or an affiliate or Approved Fund thereof, by the Borrower and the Administrative Agent and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) any such assignment must be in a minimum amount equal to the lesser of (x) $1,000,000 and (y) the aggregate Commitments and outstanding Loans of such Lender then in effect, and (ii) after giving effect to any such assignment, such Lender shall have either (x) sold all its rights and obligations hereunder and under the Notes or (y) retained at least $1,000,000 of the aggregate Commitments.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption Agreement, (1) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption Agreement, have the rights and obligations of a Lender hereunder with a Commitment or Commitments as set forth therein and (2) the assigning Lender thereunder, to the extent provided in such Assignment and Assumption Agreement, shall be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto; provided that the provisions of Section 2.14, Section 2.15, Section 2.16 and Section 9.5 shall continue to benefit such assigning Lender to the extent required by such Sections).

(d)  The Administrative Agent shall maintain, at its address referred to in Section 9.2, a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of any Assignees and the Commitment of, and principal amount of the Loans owing to, any Assignees from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower and the Administrative Agent may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e)  Upon its receipt of an Assignment and Assumption Agreement executed by the assigning Lender, an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent ) and the Borrower together with payment by the assigning Lender or by the Assignee to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall promptly accept such Assignment and Assumption Agreement and, on the effective date determined pursuant thereto, shall record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.

(f)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any advance hereunder, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.6(f), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This section may not be amended without the written consent of the SPC.

(g)  The Borrower authorizes the Lenders to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, any and all financial information in the Lenders’ possession concerning the Borrower and its respective Affiliates which has been delivered to the Administrative Agent or the Lenders by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Lender’s credit evaluation of the Borrower and its respective Affiliates prior to becoming a party to this Agreement; provided that each such Transferee and prospective Transferee agrees in writing to be bound by the provisions of Section 9.8.

(h)  Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

9.7  Adjustments; Setoff.   (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  Upon the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, (without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law), upon any amount becoming due and payable by the Borrower hereunder or under the Notes

(whether at the stated maturity, by acceleration or otherwise), to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8  Confidentiality.   Each Lender agrees to exercise all reasonable efforts (consistent with its customary methods for keeping information confidential) to keep any information delivered or made available by the Borrower confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Lender from disclosing such information (a) to any Affiliate of such Lender or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (d) that has been publicly disclosed, (e) in connection with any litigation relating to the Loans, this Agreement or any transaction contemplated hereby to which any Lender or the Administrative Agent may be a party, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender’s legal counsel and independent auditors, and (h) to any actual or proposed participant or assignee of all or any part of its Loans hereunder, if such other Person, prior to such disclosure, agrees, in writing, for the benefit of the Borrower to comply with the provisions of this Section 9.8.

9.9  Effectiveness.   This Agreement shall become effective on the date when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each Lender shall have been received by the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrower.

9.10  Counterparts.   This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with each of the Borrower and the Administrative Agent.

9.11  Severability.   Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12  Integration.   This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

9.13         GOVERNING LAW.  THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

9.14         Submission To Jurisdiction; Waivers.   The Borrower hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be, at its address set forth in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.15         Acknowledgments.   The Borrower hereby acknowledges that:

(a)  Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(b)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Administrative Agent, the Lenders and the Borrower.

9.16         Waivers of Jury Trial.   THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

NORTHWESTERN CORPORATION

By:	/s/ Kipp D. Orme
Name: Kipp D. Orme
Title: Vice President - Finance & Chief Financial Officer

By:	/s/ Eric R. Jacobsen
Name: Eric R. Jacobsen
Title: Vice President, General Counsel & Chief Legal Officer

ADMINISTRATIVE AGENT:

CREDIT SUISSE FIRST BOSTON

By:	/s/ Paul L. Colon
Name: Paul L. Colon
Title: Vice President

By:	/s/ Vanessa Gomez
Name: Vanessa Gomez
Title: Associate

LENDERS:

CREDIT SUISSE FIRST BOSTON,
CAYMAN ISLANDS BRANCH

By:	/s/ Paul L. Colon
Name: Paul L. Colon
Title: Vice President

By:	/s/ Vanessa Gomez
Name: Vanessa Gomez
Title: Associate

Signature Page to the

Northwestern Credit Agreement

CIBC INC.

By:	/s/ John P. Burke
Name: John P. Burke
Title: Executive Director

Signature Page to the

Northwestern Credit Agreement

ABN AMRO BANK N.V.

By:	/s/ Joseph McManus
Name: Joseph McManus
Title: Vice President

By:	/s/ Frank Van Deur
Name: Frank Van Deur
Title: Assistant Vice President

Signature Page to the

Northwestern Credit Agreement

BARCLAYS BANK PLC

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

Signature Page to the

Northwestern Credit Agreement

Annex A

PRICING GRID

The “Applicable Margin” and “Commitment Fee Rate” for any day are the respective percentages set forth below in the applicable row under the column corresponding to the Status that exists on such day:

Status	Level I	Level II	Level III	Level IV	Level V	Level VI
Applicable Margin - Eurodollar Loans (basis points)	112.5	125	150	175	225	275
Applicable Margin - Alternate Base Rate Loans (basis points)	0	0	0	0	0	150
Commitment Fee Rate (basis points)	20	22.5	25	30	50	50

For purposes of this Schedule, the following terms have the following meanings (as modified by the provisos below):

“Level I Status” exists at any date if, at such date, the Borrower’s senior unsecured long-term debt is rated either A- or higher by S&P or A3 or higher by Moody’s.

“Level II Status” exists at any date if, at such date, the Borrower’s senior unsecured long-term debt is rated either BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Level III Status” exists at any date if, at such date, the Borrower’s senior unsecured long-term debt is rated either BBB or higher by S&P or Baa2 or higher by Moody’s.

“Level IV Status” exists at any date if, at such date, the Borrower’s senior unsecured long-term debt is rated either BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Level V Status” exists at any date if, at such date, the Borrower’s senior unsecured long-term debt is rated either BB+ or higher by S&P or Ba1 or higher by Moody’s.

“Level VI Status” exists at any date if, at such date, no other Status exists.

“Status” refers to the determination which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement and any rating assigned to any other debt security of the Borrower shall be disregarded.  The rating in effect at any date is that in effect at the close of business on such date.

Provided, if the Borrower is split-rated and the ratings differential is one level, the higher rating will apply.  If the Borrower is split-rated and the differential is two levels or more, the rating at the midpoint will apply.  If there is no midpoint rating, the higher of the two intermediate ratings will apply.

Provided, further, Level I Status will apply in the event that the Borrower is rated at or above either of the Moody’s or Standard & Poor’s ratings set out in Level I Status above.  Level VI Status will apply in the event that the Borrower is rated below both the Moody’s and Standard & Poor’s ratings set out in Level V Status above.

Notwithstanding the foregoing, the respective percentages set forth in each Level for the Applicable Margins (Eurodollar Loans and Alternate Base Rate Loans) for Term Loans shall be increased by (i) 25 basis points on and after the 210th day after the Closing Date, (ii) 50 basis points on and after the 240th day after the Closing Date, (iii) 75 basis points on and after the 270th day after the Closing Date, (iv) 100 basis points on and after the 300th day after the Closing Date and (v) 125 basis points on and after the 330th day after the Closing Date.

2

EXHIBIT A-1

TO CREDITAGREEMENT

FORM OF REVOLVING CREDIT NOTE

$	New York, New York
[ ], 200

FOR VALUE RECEIVED, the undersigned, NORTHWESTERN CORPORATION, a Delaware corporation, with its principal place of business at 125 South Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104-6403 (the “Borrower”), hereby unconditionally promises to pay to the order of                               , with a place of business at                                                (the “Lender”), by wire transfer to the account of Credit Suisse First Boston, as Administrative Agent (as defined in the Credit Agreement referred to below), with [ACCOUNT BANK], ABA NO. [•], Account No. [•], Attn: Agency, Reference: [•], or at such other place or places and to such account or accounts as the Administrative Agent, may direct from time to time by notice to the Borrower in accordance with the Credit Agreement (as hereinafter defined), in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a)                     DOLLARS ($                    ) and (b) the aggregate unpaid principal amount of all Revolving Credit Loans (as defined in the Credit Agreement) made by the Lender to the undersigned pursuant to the Credit Agreement, payable, subject to the fourth paragraph hereof, on or before the Termination Date (as defined in the Credit Agreement).

The Borrower hereby unconditionally further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding from the date hereof, and to the extent permitted by applicable law, on any unpaid interest payable hereon, from the date such interest is due hereunder, at the applicable rates per annum and on the dates specified in Section 2.9 of the Credit Agreement until such principal amount or interest, as applicable, is paid in full (both before and after judgment).  The Borrower agrees to pay costs and expenses, including reasonable attorneys’ fees, incurred in connection with the interpretation or enforcement of this Revolving Credit Note in accordance with the Credit Agreement.

The holder of this Revolving Credit Note is authorized to record the date, Type and amount of each Revolving Credit Loan made by the Lender pursuant to Section 2.1(b) of the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedules annexed hereto and made a part hereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error; provided that the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

3

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, dated as of January 14, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as defined therein), among the Borrower, the several banks and other financial institutions parties thereto (including the Lender), and the Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents referred to therein, and is subject to optional and mandatory prepayment in whole or in part as provided therein.  This Revolving Credit Note is secured as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Revolving Credit Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided therein.

The Lender may proceed against the Borrower in such manner as it deems desirable in accordance with the Credit Agreement.  None of the rights or remedies of the Lender hereunder are to be deemed waived or affected by failure or delay on the part of the Lender to exercise the same.  All remedies conferred upon the Lender by this Revolving Credit Note or any other instrument or agreement or by applicable law, shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at the Lender’s option.

All parties now and hereafter liable with respect to this Revolving Credit Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand of payment, notice of protest, notice of dishonor and all other notices of any kind.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

NORTHWESTERN CORPORATION

By:
Name:
Title:

4

Schedule A

to Revolving Credit Note

REVOLVING CREDIT LOANS, CONVERSIONS AND
PAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans Made	Amount of Alternate Base Rate Loans Converted into Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Eurodollar Loans Converted into Alternate Base Rate Loans	Amount of Principal Repaid or Prepaid	Notation Made by

5

Schedule B

to Revolving Credit Note

REVOLVING CREDIT LOANS, CONVERSIONS AND
PAYMENTS OF ALTERNATE BASE RATE LOANS

Date	Amount of Eurodollar Loans Made	Amount of Eurodollar Loans Converted into Alternate Base Rate Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Alternate Base Rate Loans Converted into Eurodollar Loans	Amount of Principal Repaid or Prepaid	Notation Made by

A-1-6

EXHIBIT A-2

TO CREDIT AGREEMENT

FORM OF TERM NOTE

$	New York, New York
[ ], 200

FOR VALUE RECEIVED, the undersigned, NORTHWESTERN CORPORATION, a Delaware corporation, with its principal place of business at 125 South Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104-6403 (the “Borrower”), hereby unconditionally promises to pay to the order of                          , with a place of business at                                                     (the “Lender”), by wire transfer to the account of Credit Suisse First Boston, as Administrative Agent (as defined in the Credit Agreement referred to below), with [ACCOUNT BANK], ABA NO. [•], Account No. [•], Attn: Agency, Reference: [•], or at such other place or places and to such account or accounts as the Administrative Agent, may direct from time to time by notice to the Borrower in accordance with the Credit Agreement (as hereinafter defined), in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a)                      DOLLARS ($                      ) and (b) the aggregate unpaid principal amount of all Term Loans (as defined in the Credit Agreement) made by the Lender to the undersigned pursuant to the Credit Agreement, payable, subject to the fourth paragraph hereof, on or before the Termination Date (as defined in the Credit Agreement).

The Borrower hereby unconditionally further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding from the date hereof, and, to the extent permitted by applicable law, on any unpaid interest payable hereon, from the date such interest is due hereunder, at the applicable rates per annum and on the dates specified in Section 2.9 of the Credit Agreement until such principal amount and interest, as applicable, is paid in full (both before and after judgment).  The Borrower agrees to pay costs and expenses, including reasonable attorneys’ fees, incurred in connection with the interpretation or enforcement of this Term Note in accordance with the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, dated as of January 14, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as defined therein), among the Borrower, the several banks and other financial institutions parties thereto (including the Lender), and the Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents referred to therein, and is subject to optional and mandatory prepayment in whole or in part as provided therein.  This Term Note is secured as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Term Note in respect thereof.

A-2-1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided therein.

The Lender may proceed against the Borrower in such manner as it deems desirable in accordance with the Credit Agreement.  None of the rights or remedies of the Lender hereunder are to be deemed waived or affected by failure or delay on the part of the Lender to exercise the same.  All remedies conferred upon the Lender by this Term Note or any other instrument or agreement or by applicable law, shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at the Lender’s option.

All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand of payment, notice of protest, notice of dishonor and all other notices of any kind.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

NORTHWESTERN CORPORATION

By:
Name:
Title:

A-2-2

EXHIBIT B-l

TO CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

Date:

Credit Suisse First Boston,

as Administrative Agent

Eleven Madison Street

New York, New York 10010-3629

Attention: Agency Department Manager

Re:

Credit Agreement dated as of January 14, 2002 among Northwestern Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to Section 2.3 of the Credit Agreement, this Notice of Borrowing (“Notice”) represents the request of the Borrower to borrow on [              ,               ] (the “Borrowing Date”) (1)  from the Lenders the principal amount of                                DOLLARS ($                              ) in [Revolving Credit] [Term] Loans as [Alternate Base Rate Loans] [Eurodollar Loans].

1.        [$                   of such Loans will be Eurodollar Loans.]  [The initial Interest Period for such Eurodollar Loans is requested to be a [one] [two] [three] or [six] month period.]

2.        Proceeds of such Loans are to be wire-transferred in accordance with the following wire instructions:

The undersigned hereby certifies that, as of the Borrowing Date, all the applicable conditions contained in [Sections 4.1 and 4.2](2) [Section 4.2](3) of the Credit Agreement have been satisfied (or waived pursuant to Section 9.1 of the Credit Agreement).

(1) A Notice of Borrowing must be received by the Administrative Agent prior to 10:00 a.m.  (New York time), (a) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be Eurodollar Loans initially, or (b) one (1) Business Day prior to the requested Borrowing Date otherwise.

(2) To be used for Term Loans and Revolving Credit Loans made on the Closing Date.

B-1-1

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Notice.

IN WITNESS WHEREOF, the Borrower has caused this Notice to be executed and delivered by an authorized officer this            day of                     ,                        .

NORTHWESTERN CORPORATION

By:
Name:
Title:

(3) To be used for Revolving Credit Loans made after the Closing Date.

B-1-2

EXHIBIT B-2

TO CREDIT AGREEMENT

FORM OF NOTICE OF REQUEST FOR LETTER OF CREDIT

Date:

Credit Suisse First Boston,

as Administrative Agent

Eleven Madison Street

New York, New York 10010-3629

Attention: Agency Department Manager

Re:

Credit Agreement dated as of January 14, 2002 among Northwestern Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Ladies and Gentlemen:

The undersigned hereby irrevocably requests, pursuant to Section 2.3(c) of the Credit Agreement, that [a] standby Letter(s) of Credit be issued as follows(1):

(1)           For use by:

(2)           Beneficiary:

(3)           Stated Amount of Letter of Credit:    [                              DOLLARS] (US$                    )

(4)           Date of Issuance:

(5)           Expiration Date:

                Delivery of the Letter(s) of Credit should be made as follows: [INSTRUCTIONS]

The undersigned hereby certifies that, as of the Borrowing Date, all the applicable conditions contained in [Sections 4.1 and 4.2](2) [Section 4.2](3) of the Credit Agreement have been satisfied (or waived pursuant to Section 9.1 of the Credit Agreement).

(1) A Notice for Request of Letter of Credit must be received by the Administrative Agent prior to 10:00 a.m.  (New York time), three Business Days prior to the date of the requested issuance or extension (or such shorter period as agreed to by the Issuing Lender).

(2) To be used for Letters of Credit requested and issued on the Closing Date.

B-2-1

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Notice of Request for Letter of Credit.

This Notice of Request for Letter of Credit is in compliance with the requirements for issuance of the Letters of Credit set forth in the Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Notice of Request for Letter of Credit to be executed and delivered by an authorized officer this              day of             ,             .

NORTHWESTERN CORPORATION

By:
Name:
Title:

(3) To be used for Letters of Credit requested and issued after the Closing Date.

B-2-2

EXHIBIT B-3

TO CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING FOR SWINGLINE LOANS

Date:

Credit Suisse First Boston,

as Administrative Agent

Eleven Madison Street

New York, New York 10010-3629

Attention: Agency Department Manager

Re:

Credit Agreement dated as of January 14, 2002 among Northwestern Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Ladies and Gentlemen:

Pursuant to Section 2.3(d) of the Credit Agreement, this Notice of Borrowing for Swingline Loans (“Notice”) represents the request of the Borrower to borrow on [           ,             ] (the “Borrowing Date”)(1) from the Swingline Lender Swingline Loans in the principal amount of                                                    DOLLARS ($                                                 ).

The Swingline Loan shall mature on [                  ,                     ].

The undersigned hereby certifies that, as of the Borrowing Date, all the applicable conditions contained in [Sections 4.1 and 4.2](2) [Section 4.2](3) of the Credit Agreement have been satisfied (or waived pursuant to Section 9.1 of the Credit Agreement).

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Notice.

(1) A Notice of Borrowing must be received by the Administrative Agent prior to 10:00 a.m.  (New York time) on the requested Borrowing Date.

(2) To be used for Swingline Loans made on the Closing Date.

(3) To be used for Swingline Loans made after the Closing Date.

B-3-1

                IN WITNESS WHEREOF, the Borrower has caused this Notice to be executed and delivered by an authorized officer this

                 day of                     ,                          .

NORTHWESTERN CORPORATION

By:
Name:
Title:

B-3-2

EXHIBIT B-4

TO CREDIT AGREEMENT

FORM OF NOTICE OF INTEREST RATE CONVERSION

Date:

Credit Suisse First Boston,

as Administrative Agent

Eleven Madison Street

New York, New York 10010-3629

Attention: Agency Department Manager

Re:

Credit Agreement dated as of January 14, 2002 among Northwestern Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Ladies and Gentlemen:

The Borrower hereby gives notice pursuant to Section 2.7 of the Credit Agreement that it requests a continuation or conversion of a [Revolving Loan](1) [Term Loan](2) outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such continuation or conversion is requested to be made; capitalized terms used and not defined herein shall have the meanings provided in the Credit Agreement:

The Borrower hereby requests that on                   ,              :(3)

(1)         $                  of the currently outstanding principal amount of the [Revolving Credit] [Term] Loans originally made on                 ,                      and currently being maintained as [Alternate Base Rate Loans] [[one] [two] [three] [six] month Eurodollar Loans](4),

(2)         be [converted into] [continued as],

(1) No Revolving Credit Loans may be converted into Eurodollar Loans after the date that is one month prior to the Termination Date.

(2) No Term Loans may be converted into Eurodollar Loans after the date that is one month prior to the Termination Date.

(3) Conversion of Eurodollar Loans may be made only on the last day of the applicable Interest Period.  A Notice of Conversion must be received by the Administrative Agent prior to 10:00 a.m. (New York time) at least three Business Days prior to the date of Borrower's election.

(4) Select appropriate option.

B-4-1

(3)         [Eurodollar Loans having an Interest Period of [one] [two] [three] [six] months, which Interest Period will expire on                 ,               ](5) [Alternate Base Rate Loans].

[In the event that such Loans are to be converted into, or continued as, Eurodollar Loans, the Borrower hereby certifies in accordance with Section 2.7 of the Credit Agreement that no Default or Event of Default has occurred and is continuing as of the date of this Notice of Interest Rate Conversion.]

IN WITNESS WHEREOF, the Borrower has caused this Notice of Interest Rate Conversion to be executed and delivered, and the certification contained herein to be made, by an authorized officer this              day of               ,            .

NORTHWESTERN CORPORATION

By:
Name:
Title:

(5) Insert appropriate interest rate option and, if applicable, number of months (for Eurodollar Loans).

B-4-2

EXHIBIT C

TO CREDIT AGREEMENT

FORM OF CLOSING CERTIFICATE

NORTHWESTERN CORPORATION

Pursuant to Section 4.1(e) of the Credit Agreement dated as of January 14, 2002 among Northwestern Corporation, a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and Credit Suisse First Boston, as administrative agent for the Lenders (the “Credit Agreement”; terms defined therein shall have their defined meanings when used herein), the undersigned hereby certifies that he is the                   of the Borrower and in such capacity further certifies as follows:

1.        The representations and warranties of the Borrower set forth in the Credit Agreement and each of the other Loan Documents to which the Borrower is a party, are true and correct in all material respects on and as of the date hereof.

2.        The Borrower has received all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirement of Law or Contractual Obligation of the Borrower in connection with the execution, delivery, performance, validity and enforceability of the Credit Agreement, Notes and Loan Documents except as expressly set forth in each document.  I have examined Schedule 3.4 to the Credit Agreement and attached hereto are copies of all consents, authorizations and filings referred to in Schedule 3.4 of the Credit Agreement, which consents, authorizations and filings are in full force and effect as of the date hereof.

3.        No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the making of the Loans on the date hereof.

4.        There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower, nor has any other event occurred affecting or threatening the existence of the Borrower.

5.        Attached hereto as Annex I is a true and complete copy of the Acquisition Agreement, together with any existing amendments thereto, which is in full force and effect as of the date hereof.

C-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name.

Name:
Title:

Date:  [•], 200

C-2

EXHIBIT D

TO CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________ [and is an Affiliate/Approved Fund (1)]

3.	Borrower:	Northwestern Corporation, a Delaware corporation.

4.	Administrative Agent:	Credit Suisse First Boston, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Credit Agreement, dated as of January 14, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as defined therein), among the Borrower, the several banks and other financial institutions parties thereto (including the Lender), and the Administrative Agent

(1) Select as applicable.

6.                                       Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
Revolving Credit Commitment	$	$	%
Term Loan Commitment	$	$	%

[Name of Assignor]

Revised Revolving Credit Commitment Amount:	$

Revised Revolving Commitment Percentage:		%

[Revised Term Loan Commitment Amount:	$	]

[Revised Term Loan Commitment Percentage:		%]

Revised Term Loan Amount:	$

Fees Assigned (if any):	$

[Name of Assignee]

New Revolving Credit Commitment Amount:	$

New Revolving Credit Commitment Percentage:	$	%

[New Term Loan Commitment Amount:	$	]

[New Term Loan Commitment Percentage:	$	%

Revised Term Loan Amount:	$

Address for Notices for Assignee:

[Address]

Attention:

Telephone:

Telecopy:

Telephone

Confirmation:

(2) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Eurodollar Lending Office:

Domestic Lending Office:

Effective Date:                          , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

CREDIT SUISSE FIRST BOSTON, as
Administrative Agent

By
Name:
Title:

By
Name:
Title:

[Consented to:](3)

NORTHWESTERN CORPORATION

By
Name:
Title:

(3) To be added only if there is no Event of Default occurring and in the case where the Assignee is not a Lender or an Affiliate or Approved Fund thereof.

ANNEX 1

NORTHWESTERN CORPORATION CREDIT AGREEMENT

DATED AS OF JANUARY 14, 2002

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.  Representations and Warranties.

1.1.  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 3.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

D-5

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

TO CREDIT

AGREEMENT

NORTHWESTERN CORPORATION

FORM OF COMPLIANCE CERTIFICATE

Pursuant to Section 5.2(b) of the Credit Agreement dated as of January 14, 2002 among Northwestern Corporation, a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and Credit Suisse First Boston, as Administrative Agent for the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; certain defined terms are used herein as defined therein), the undersigned hereby certifies that [he][she] is a Responsible Officer of the Borrower and further certifies as follows:

1.             No Default or Event of Default has occurred and is continuing as of the date hereof, except as set forth in this Certificate.

2.             As of                      (the “Computation Date”), the Net Worth of the Borrower and its Consolidated Subsidiaries was $                     , as computed on Attachment 1 hereto.

3.             The ratio of Funded Debt to Total Capital for the immediately preceding fiscal quarter was            % as computed on Attachment 2 hereto.

4.             The ratio of Utility Business EBITDA to Consolidated Recourse Interest Expense for the immediately preceding fiscal quarter was [•]:1.00 as computed on Attachment 7 hereto.

IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] name on this          day of          ,          .

NORTHWESTERN CORPORATION

By:
Name:
Title:

ATTACHMENT 1

NET WORTH

1.	Shareholders’ equity of the Borrower and and its Consolidated Subsidiaries	$

2.	Preferred stock, preference stock and preferred securities of the Borrower and its Consolidated Subsidiaries	$

3.	Net Worth (sum of Item 1 and Item 2)	$

4.	Covenant Net Worth (as set forth in Section 6.1(a) of the Credit Agreement)	Not less than $350,000,000

ATTACHMENT 2

TOTAL CAPITALIZATION

1.	Funded Debt (Item 4 of Attachment 3)	$

2.	Total Capital (Item 4 of Attachment 4)	$

3.	Total Capitalization (Item 1 divided by Item 2)		_____%

4.	Covenant Total Capitalization		Not greater than [•]%(1)

(1) Refer to Section 6.1(b) of the Credit Agreement for applicable ratio for a specified fiscal quarter.

ATTACHMENT 3

FUNDED DEBT

1.	Indebtedness (Item 7 of Attachment 5)	$

2.	Liabilities under Hedging Agreements (other than liabilities under interest rate caps)	$

3.	Non-Recourse Debt	$

4.	Funded Debt (excess of Item 1 over sum of Item 2 and Item 3)	$

ATTACHMENT 4

TOTAL CAPITAL

1.	Funded Debt (Item 4 of Attachment 3)	$

2.	Stockholders’ equity	$

3.	Preferred stock, preference stock and preferred securities of the Borrower and its Consolidated Subsidiaries	$

4.	Total Capital (sum of Item 1, Item 2 and Item 3)	$

ATTACHMENT 5

INDEBTEDNESS (1)

1.	Debt for Borrowed Money (Item 5 of Attachment 7)	$

2	Indebtedness for the deferred purchase of property or service (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices)	$

3.	Outstanding reimbursement obligations under outstanding letters of credit, acceptances and similar obligations	$

4.

To the extent not included above, liabilities secured by any Lien on owned property even if the Borrower and/or the Consolidated Subsidiaries has not assumed or otherwise become liable for payment for such liabilities

$

5.	To the extent not included above, liabilities arising under the Hedging Agreements (other than interest rate caps)	$

6.	To the extent not included above, Guarantee Obligations	$

7.	Indebtedness (sum of Item 1, Item 2, Item 3, Item 4, Item 5 and Item 6)	$

(1) To be calculated on a consolidated basis.

ATTACHMENT 6

UTILITY BUSINESS FINANCIAL COVENANT

1.	Operating income(1) of the Utility Business	$

2.	Without duplication and to the extent reflected as a charge in the statement of operating income of the
	Utility Business, depreciation and amortization(1)	$

3.	Utility Business EBITDA (sum of Item 1 and Item 2)	$

4.	Aggregate amount of interest expense of the Borrower and all Consolidated Subsidiaries	$

5.	Aggregate amount of interest accrued on Non-Recourse Debt	$

6.	Consolidated Recourse Interest Expenses (Item 4 minus Item 5)	$

7.	Ratio of Utility Business EBITDA (Item 3) to Consolidated Recourse Interest Expense (Item 6)		[•](2):1.00

(1) Determined in accordance with GAAP.

(2) Refer to Section 6.1(c) of the Credit Agreement for applicable ratio for a specified fiscal quarter.

ATTACHMENT 7

DEBT FOR BORROWED MONEY *

1.	Obligations for borrowed money	$

2.	Obligations evidenced by bonds, debentures, notes or similar instruments	$

3.	Obligations under Financing Leases	$

4.

Obligations under synthetic leases, tax retention operating leases, off-balance sheet loans or other off-balance sheet financing products that, for tax purposes, are considered as indebtedness for borrowed money of the lessee but are classified as operating leases under GAAP

$

5.	Debt for Borrowed Money (sum of Item 1, Item 2, Item 3 and Item 4)	$

* To be calculated on a consolidated basis.

EXHIBIT F

TO CREDIT AGREEMENT

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT

made by

NORTHWESTERN CORPORATION,

as Pledgor

to

CREDIT SUISSE FIRST BOSTON,

as Collateral Agent

Dated as of February [•], 2002

PLEDGE AGREEMENT, dated as of February [•], 2002 (this “Agreement”), between NORTHWESTERN CORPORATION, a corporation duly organized and validly existing under the laws of the state of Delaware (the “Pledgor”), and CREDIT SUISSE FIRST BOSTON, as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, the Pledgor intends to acquire (the “Acquisition”) the membership interest of The Montana Power Company L.L.C., a Montana limited liability company (the “Company”), which holds the assets and securities owned by The Montana Power Company (“MPC”) as of September 29, 2000 (other than Entech, Inc. and its subsidiaries) pursuant to the terms of the Unit Purchase Agreement, dated as of September 29, 2000 (as amended from time to time, the “Acquisition Agreement”), among the Pledgor, MPC, the Company, and Touch America Holding, Inc., as the seller;

WHEREAS, after giving effect to the Acquisition, the Company will be a direct wholly-owned subsidiary of the Pledgor;

WHEREAS, the Pledgor has entered into the Credit Agreement, dated as of January 14, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the financial institutions from time to time parties thereto (each, a “Lender” and collectively, the “Lenders”) and Credit Suisse First Boston, as Administrative Agent for the Lenders; and

WHEREAS, as a condition precedent to the obligations of the Lenders under the Credit Agreement, the Pledgor is required to execute and deliver this Agreement and to grant the Collateral Agent a continuing security interest in all of the Collateral (as defined in Section 2 below) to secure all of the Obligations.

A G R E E M E N T

NOW, THEREFORE, in consideration of the benefits to the Pledgor, the receipt and sufficiency of which are hereby acknowledged, the Pledgor hereby makes the following assignments, representations and warranties to the Collateral Agent, for the benefit of the Secured Parties and hereby covenants and agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.  For all purposes of this Agreement, (i) capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement and (ii) the principles of construction set forth in Section 1.2 of the Credit Agreement shall apply.

Section 1.2             Uniform Commercial Code; Additional Terms.  Except for the terms defined in this Agreement or in the Credit Agreement, all terms defined in Article 8 or 9 of the Uniform Commercial Code of the State of New York (the “Uniform Commercial Code”) which are used in this Agreement shall have the meaning specified in such Articles.

In addition, the following terms shall have the meaning herein specified:

“Acquisition” has the meaning given in the recitals to this Agreement.

“Acquisition Agreement” has the meaning given in the recitals to this Agreement.

“Agreement” has the meaning given in the introductory paragraph to this Agreement.

“Collateral” has the meaning given in Section 2 of this Agreement.

“Collateral Agent” has the meaning given in the introductory paragraph to this Agreement.

“Company” has the meaning given in the recitals to this Agreement.

“Credit Agreement” has the meaning given in the recitals to this Agreement.

“Federal Securities Laws” has the meaning given in Section 7.3 of this Agreement.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.

“LLC Agreement” means The Limited Liability Operating Agreement of The Montana Power Company, L.L.C.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any Governmental Rule, in each case applicable to, or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lenders” has the meaning given in the recitals to this Agreement.

“Membership Interests” has the meaning given in Section 2.1(a) of this Agreement.

“MPC” has the meaning given in the recitals to this Agreement.

“Permitted Collateral Liens” means, collectively, (i) the security interest created hereby and (ii) Liens of the type set forth in clause (a) or (f) of the definition of “Permitted Liens” set forth in Section 1.1 of the Credit Agreement.

“Pledgor” has the meaning given in the introductory paragraph to this Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lender.

ARTICLE II

PLEDGE AND SECURITY INTEREST

Section 2.1             Granting Clause.  The Pledgor hereby assigns, grants, pledges and hypothecates to the Collateral Agent for the ratable benefit of the Secured Parties a continuing security interest in and to, all of its estate, right, title and interest (whether now existing or hereafter acquired) in and to the following (the “Collateral”):

(a)           the membership and other debt or equity interests owned by the Pledgor in and to the Company, whether now owned or hereafter acquired (the “Membership Interests”), and all rights and benefits of the Pledgor under the LLC Agreement, including, without limitation:

(i)            all of the Pledgor’s interest in the capital of the Company, including the Pledgor’s capital accounts in the Company, if any;

(ii)           all rights of the Pledgor as a member and all rights of the Pledgor as a member to receive income, gain, profit, distributions, cash, instruments and other property from time to time receivable or otherwise distributable in respect of the Membership Interests or pursuant to the LLC Agreement;

(iii)          all other payments due or to become due to the Pledgor in respect of such Membership Interests or the LLC Agreement, including but not limited to all rights of the Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Membership Interests or the LLC Agreement;

(iv)          all claims of the Pledgor for damages arising out of or for breach of or default under the LLC Agreement or relating to the Membership Interests;

(v)           all indebtedness or other obligations of the Company owed to the Pledgor;

(vi)          the right of the Pledgor to terminate, amend, supplement, modify or waive performance under the LLC Agreement, to perform and exercise consensual or voting rights thereunder, including but not limited to the right, if any, to manage the Company’s affairs, to make determinations, to exercise any election or option or to give or receive any notice, consent, amendment, waiver or approval, and the right, if any, to compel performance and otherwise exercise all remedies thereunder;

(vii)         all rights of the Pledgor, as a member of the Company, to all property and assets of the Company (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, chooses in action or otherwise); and

(viii)        all securities, notes, certificates and other instruments evidencing any of the foregoing rights and interests or the ownership thereof in the Company or its assets, and

(b)           to the extent not included in the foregoing, all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described above).

Section 2.2             Security for Obligations.  This Agreement and all of the Collateral secures the prompt and complete payment and performance of all the Obligations.  The Pledgor agrees that this Agreement, the security interest granted pursuant to this Agreement and all rights, remedies, powers and privileges provided to the Collateral Agent under this Agreement are in addition to and not in any way affected or limited by any other security now or at any time held by the Collateral Agent to secure payment and performance of the Obligations.

Section 2.3             Delivery Of Certificates.  All certificates, notes and other instruments representing or evidencing any Collateral (including the certificates described on Schedule 1 hereto) shall be delivered to and held by or on behalf of, and, in the case of notes, endorsed to the order of, the Collateral Agent, or its designee pursuant hereto, in the manner set forth in Section 9.3 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants as follows:

Section 3.1             Organization; Place of Business.  The Pledgor is a corporation organized solely under the laws of the State of Delaware and no other state or jurisdiction.  The Pledgor’s principal place of business and chief executive office is located at 125 South Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104-6403.

Section 3.2             Beneficial Ownership.  The Pledgor is the sole member of the Company and owns 100% of the membership interests in the Company, and has not assigned any of its rights and interests in, to and under all or any portion of the Collateral, except for the assignments made herein.

Section 3.3             Title; No Assignment to Third Parties.  The Pledgor is the legal and beneficial owner of and has full rights, good title and interest in, to and under all of the rights and interests comprising the Collateral free and clear of all Liens, except for Permitted Collateral Liens.  The Pledgor has not authorized the filing of any financing statement or other instrument similar in effect covering all or any part of the Collateral in any recording office, except such as may have been filed in favor of the Collateral Agent relating to this Agreement.

Section 3.4             Valid Lien and Security Interest.  There exists no “adverse claim” within the meaning of Section 8-302 of the Uniform Commercial Code, with respect to the Membership Interests.  The Pledgor has the unencumbered right and power to pledge the Collateral to the Collateral Agent.  This Agreement creates a good and valid Lien and security interest in the Collateral securing the payment of all the Obligations.  All actions necessary to perfect, establish the first priority of, or otherwise protect the security interest of the Collateral Agent in the Collateral have been duly taken, except for the taking possession by the Collateral Agent of any certificates or other instruments constituting Collateral which are acquired by the Pledgor after the date hereof.

Section 3.5             No Other Approval Required.  Except for the filing of the financing statements in the Office of the Secretary of State of the State of Delaware, no consent of any other Person and no authorization, approval, or other action by, or notice to or filing with, any Person is required (i) for the pledge and assignment by the Pledgor of the Collateral pursuant to this Agreement or (ii) for the validity, perfection or maintenance of the security interest created hereby (including the first priority nature of such security interest), except, in the case of the maintenance of perfection, for the filing of continuation statements under the UCC.  No consent of any other Person and no authorization, approval, or other action by, or notice to or filing with, any Person is required for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the remedies in respect of such Collateral pursuant to this Agreement or as provided by law, except as may be required in connection with any disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally and except for regulatory approvals or consents which may be required pursuant to Governmental Rules.

Section 3.6             Membership Interests.  The Membership Interests constituting Collateral are evidenced by certificated securities representing 100% of the Membership Interests in the Company executed by the manager of the Company on February [•], 2002 that state, among other things, that the Pledgor is a member of the Company and is entitled to the full benefits and privileges of such membership.

Section 3.7             No Encumbrances.  There are no outstanding agreements, options and contracts to sell all or any portion of the Collateral.  No part of the Collateral is subject to the terms of any agreement to which the Pledgor is a party or by which the Pledgor is bound restricting the sale or transfer of such Collateral, except for the Credit

Agreement and the LLC Agreement.  No Person has any right to purchase or terminate any or all of the membership interests in the Company except pursuant to the terms of this Agreement and the LLC Agreement.

ARTICLE IV

COVENANTS

The Pledgor agrees that:

Section 4.1             Change of Name, Jurisdiction of Organization or Location of Place of Business.  It shall not change its name or jurisdiction of organization without giving at least thirty (30) days’ prior written notice thereof to the Administrative Agent and the Collateral Agent.  It shall give the Administrative Agent and the Collateral Agent at least thirty (30) days’ prior written notice before it changes the location of its principal place of business or chief executive office, or the location of any of the Collateral.  In either such case, the Pledgor shall promptly and at its expense execute and deliver such instruments and documents to the Collateral Agent that it may reasonably required in connection therewith.

Section 4.2             Performance of LLC Agreement.  It shall at its expense perform and observe all the terms and provisions of the LLC Agreement to be performed or observed by it, use its best efforts to maintain the LLC Agreement in full force and effect, enforce the LLC Agreement in accordance with its terms, and take such further action that may be necessary to such end as may be from time to time reasonably requested by the Collateral Agent.  It shall not cancel or terminate the LLC Agreement or consent to or accept any cancellation or termination thereof; amend or otherwise modify any LLC Agreement in any material respect if such amendment or modification would materially impair the value of the interest or rights of the Pledgor thereunder; or waive any material default under or material breach of the LLC Agreement.  In addition, it will not consent to any transaction for the termination, dissolution or winding up of, or the merger or consolidation with any other Person by, the admission of additional members to, or otherwise affect or change the structure or organization of the Company, except in each case as permitted pursuant to Section 6.2 of the Credit Agreement.

Section 4.3             No Impairment of Collateral.  It shall not take or permit to be taken any action in connection with the Collateral which would impair in any material respect the value of the interests or rights of the Pledgor therein or which would impair in any material respect the interests or rights of the Collateral Agent therein or with respect thereto, except as permitted pursuant to Section 6.2 of the Credit Agreement.

Section 4.4             Defense of Collateral.  It will defend the Collateral against all claims and demands of all Persons (other than the Secured Parties) claiming an interest in any of the Collateral.  It will discharge or cause to be discharged all Liens on any or all of the Collateral, except for Permitted Collateral Liens.

Section 4.5             Disposition of Collateral.  It shall not transfer, sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral or create or suffer to exist any Lien upon or with respect to any of the Collateral, except (i) for Permitted Collateral Liens and (ii) as otherwise permitted pursuant to Section 6.2 of the Credit Agreement.

Section 4.6             No Other Filings.  The Pledgor will not file or authorize or permit to be filed in any jurisdiction any financing statements under the UCC or any like statement relating to the Collateral in which the Collateral Agent is not named as the sole secured party.

Section 4.7             Voting Rights.  It shall exercise any and all management, voting and other consensual rights pertaining to the LLC Agreement and the Company in a manner which is not inconsistent with the terms of this Agreement and the other Loan Documents.

Section 4.8             Distributions.  If the Pledgor in its capacity as a member of the Company receives any income, dividend or other distribution of money or property of any kind from the Company other than as permitted hereby and by the other Loan Documents, the Pledgor shall hold such income, dividend or other distribution as trustee for, and shall deliver the same to, the Collateral Agent.

Section 4.9             Filing of Bankruptcy Proceedings.  To the extent it may do so under applicable Legal Requirements, the Pledgor, for itself and its successors and assigns, shall not cast any vote as a member of the Company (a) in favor of the commencement of a voluntary case or other proceeding seeking liquidation, reorganization, rehabilitation or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the owner of the Company or any substantial part of the Company’s property, (b) authorize the Company to consent to any such aforesaid relief or to the appointment of or taking possession by any such aforesaid official in an involuntary case or other proceeding commenced against the Company or (c) authorize the Company to make a general assignment for the benefit of creditors.

Section 4.10           Proceeds of Collateral.  The Pledgor shall, at all times, keep pledged to the Collateral Agent (for the benefit of itself and the other Secured Parties) pursuant hereto all Collateral and all dividends, distributions, interest, principal and other proceeds received by Collateral Agent with respect thereto, and will not permit any issuer of such Collateral to issue any membership interests or other equity interests which shall not have been immediately duly pledged to the Collateral Agent (for the benefit of itself and the other Secured Parties) hereunder on a first priority perfected basis.

ARTICLE V

PERFECTION OF SECURITY INTEREST

Section 5.1             Continued Perfection Of Security Interest.  The Pledgor agrees that it will not take any actions or fail to perform any of its duties or obligations under this Agreement so that after giving effect to such action or inaction the Collateral Agent will not have a perfected security interest in any of the Collateral.

The Pledgor agrees that from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect the pledge, hypothecation and security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, the Pledgor will execute and file such instruments or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the pledge, hypothecation and security interest granted or purported to be granted hereby.

The Pledgor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Pledgor where permitted by law.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

If any Event of Default has occurred and is continuing, all payments received by the Pledgor under or in connection with the LLC Agreement, the Membership Interests, or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

ARTICLE VI

RIGHTS OF PARTIES

Section 6.1             Pledgor’s Rights.  (a)  Unless an Event of Default shall have occurred and be continuing under any of the Loan Documents, the Pledgor shall be entitled to exercise all voting and other rights with respect to the Membership Interests, the LLC Agreement and the other Collateral; provided, however, that no vote shall be cast, right exercised or other action taken which could reasonably be expected to have a material adverse effect on the value of, or the Pledgor’s right, title or interest in, the Collateral.

(b)           Unless an Event of Default shall have occurred and be continuing, the Pledgor shall be entitled to receive and retain any and all distributions paid in respect of the Membership Interests, the LLC Agreement and the other Collateral in compliance with the terms of the Loan Documents, provided, however, that any and all:

(i) distributions paid or payable in respect of the Membership Interests, the LLC Agreement or the other Collateral paid in the form of securities or other equity interests in the Company in connection with (w) any partial or total liquidation or dissolution of the Company, (x) any distribution of capital of the Company, (y) any recapitalization or reclassification of the capital of the Company and (z) any reorganization of the Company; and

(ii) property in the form of securities or other equity interests in the Company paid, payable or otherwise distributed in redemption of, or in exchange for the property described in clause (i) immediately above, shall be, and shall be forthwith delivered to the Collateral Agent to hold as Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).  For the avoidance of doubt, so long as no Event of Default exists at the time of such receipt, the Pledgor shall be entitled to receive and retain, free of the Lien of this Agreement, any distribution or other transfer of assets (other than securities or equity interests in the Company) or liabilities of the Company in connection with any liquidation, partial liquidation, dissolution or reorganization of the Company.  Upon the occurrence and during the continuation of an Event of Default, all rights of the Pledgor to receive the distributions which it would otherwise be authorized to receive and retain pursuant to the preceding sentence shall cease, and all such rights shall thereupon become vested in the Collateral Agent which shall thereupon have the sole right to receive and hold as Collateral such distributions.

Section 6.2             Obligations of Pledgor and Rights of Collateral Agent.  (a)  Anything herein to the contrary notwithstanding, (a) the Pledgor shall remain liable under the LLC Agreement to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Pledgor from any of its duties or obligations under the LLC Agreement and (c) neither the Collateral Agent nor any Secured Party shall have any obligation or liability under the LLC Agreement by reason of this Agreement, nor shall the Collateral Agent or any Secured Party be obligated to perform any of the obligations or duties of the Pledgor thereunder or to take any action to collect or enforce any claim assigned hereunder, unless the Collateral Agent has agreed in writing to be so obligated.

(b)           If the Pledgor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement and the Collateral Agent shall deliver a written notification to the Pledgor of such decision to perform, or cause the performance of, any such agreement, and the Collateral Agent shall exercise reasonable care and act diligently in all such cases, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor under Section 9.5 of the Credit Agreement.

(c)           Notwithstanding anything contained herein to the contrary, the powers conferred on the Collateral Agent hereunder are solely to protect its interest, and the interest of the other Secured Parties, in the Collateral and shall not impose any duty or obligation upon the Collateral Agent or its designated agents to exercise any such powers.  Except for the reasonable care and preservation of any Collateral in its possession and the accounting for moneys actually received by it hereunder, and the duties set forth in Section 9-207 of the Uniform Commercial Code, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve any rights against prior parties or any other rights pertaining to any Collateral, unless the Collateral Agent has agreed in writing to be so obligated.

ARTICLE VII

REMEDIES

Section 7.1             Remedies of Collateral Agent.  At any time after an Event of Default occurs and is continuing, the Collateral Agent has the right, subject to compliance with any regulatory requirements of any applicable Governmental Rule, to do any or all of the following:

(a)           The Collateral Agent may exercise any and all rights and remedies of the Pledgor under or in connection with the LLC Agreement, the Membership Interests or otherwise in respect of the Collateral, including, without limitation, any and all rights of the Pledgor to demand, sue for, collect, receive or otherwise require payment of any amount under, or performance of any provision of, the LLC Agreement and all rights of the Pledgor to manage and control the operations of the Company.  In addition, the Collateral Agent may cure any default by the Pledgor under the LLC Agreement.

(b)           The Collateral Agent shall have the right in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Collateral, including securing the appointment of a receiver for the Pledgor without notice to the Company or the Pledgor.

(c)           Upon written notice of the Collateral Agent to the Pledgor, all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise or refrain from exercising in a reasonable manner such voting and other consensual rights in aid of foreclosure or other enforcement of its security interest in the Collateral.

(d)           Upon receipt of written notice of such Event of Default from the Collateral Agent to the Pledgor, all rights of the Pledgor to receive the distributions which it would otherwise be authorized to receive and retain, shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to receive and hold as Collateral such distributions.  All distributions which are received by the Pledgor contrary to the provisions of this paragraph, shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).

(e)           The Collateral Agent may (i) notify the Company to make payment and performance due the Pledgor under the LLC Agreement to the Collateral Agent, (ii) extend the time of payment and performance of, or compromise or settle for cash, credit or otherwise, and upon any terms and conditions, the obligations of the Pledgor under the LLC Agreement, (iii) file any claims, commence, maintain, settle or discontinue any actions, suits or other proceedings at law or in equity deemed by the Collateral Agent in its sole discretion necessary or advisable for the purpose of collecting upon the Collateral or enforcing the LLC Agreement, including specific enforcement of any covenant or agreement contained herein or in the LLC Agreement, or to foreclose or enforce the security interest in all or any part of the Collateral granted herein, or to enforce any other legal or equitable right vested in it by this Agreement or Legal Requirements, and (iv) execute any instrument and do all other things deemed necessary and proper by the Collateral Agent in its sole discretion to protect and preserve and permit the Collateral Agent to realize upon the Collateral and the other rights contemplated thereby.

Section 7.2             Sale of Collateral.  In addition to exercising the foregoing rights, subject to compliance with any regulatory requirements of any applicable Governmental Rule, the Collateral Agent may arrange for and conduct a sale of the Collateral at a public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere (as the Collateral Agent may elect), for cash, on credit or for future delivery, which sale may be conducted by an employee or representative of the Collateral Agent, and any such sale shall be considered or deemed to be a sale made in a commercially reasonable manner.  The Collateral Agent agrees to provide at least ten (10) days’ prior notice to the Pledgor specifying the time and place of any public sale or the time after which any private sale is to be made and the Pledgor agrees that such ten (10) days’ notice shall constitute reasonable notification.  The Collateral Agent may release, temporarily or otherwise, to the Pledgor any item of Collateral of which the Collateral Agent has taken possession pursuant to any right granted to the Collateral Agent by this Agreement without waiving any rights granted to the Collateral Agent under this Agreement, the Credit Agreement, the other Loan Documents or any other agreement related hereto or thereto.  The Pledgor, in dealing with or disposing of the Collateral or any part thereof, hereby waives all rights, legal and equitable, it may now or hereafter have to require marshaling of assets or to require, upon foreclosure, sales of assets in a particular order.  The Pledgor also waives its right to challenge the reasonableness of any disclaimer of warranties, title and the like made by the Collateral Agent in connection with a sale of the Collateral.  Each successor and assign of the Pledgor, and any holder of a lien subordinate to the Lien created hereby (without implying that the Pledgor has, except as expressly provided herein, a right to grant an interest in, or a subordinate lien on, any of the Collateral), by acceptance of its interest or lien agrees that it shall be bound by the above waiver, to the same extent as if such holder gave the waiver itself.  The Pledgor also hereby waives, to the full extent it may lawfully do so, the benefit of all laws providing for rights of appraisal, valuation, stay or extension or of redemption after foreclosure now or hereafter in force.  If the Collateral Agent sells any of the Collateral upon credit, the Pledgor will be credited only with payments actually made by the purchaser, received by the Collateral Agent and applied to the indebtedness of the purchaser.  In the event a purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Pledgor shall be credited with the proceeds of such sale.

Section 7.3             Registration of Securities.  (a)  In view of the position of the Pledgor in relation to the Collateral, or because of other current or future circumstances, questions may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Collateral permitted hereunder.  The Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  The Pledgor recognizes that in light of the foregoing restrictions and limitations the Collateral Agent may, with respect to any sale of Collateral, to the extent commercially reasonable, limit the purchasers to those who will agree, among other things, to acquire Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.  The Pledgor acknowledges and agrees that, in light of the foregoing restrictions and limitations, the Collateral Agent, in a commercially reasonable manner, (i) may proceed to make such a sale whether or not a registration statement for the purpose of registering the Collateral or part thereof shall have been filed under the Federal Securities Laws and (ii) may approach and negotiate with a single possible purchaser to effect such sale.  The Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Collateral Agent, in a commercially reasonable manner, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this paragraph will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.  The Pledgor agrees that sales made pursuant to this paragraph are made in a commercially reasonable manner.

(b)           If the Collateral Agent shall decide to exercise its right to sell any or all of the Collateral, and if in the opinion of counsel for the Collateral Agent it is necessary to have such Collateral, or that portion thereof to be sold, registered under the provisions of the Securities Act of 1933, as amended, or otherwise registered or qualified under any Federal Securities Law, the Pledgor and the Company will execute and deliver, all at the Pledgor’s and the Company’s expense, all such instruments and documents which, in the opinion of the Collateral Agent, are necessary to register or qualify such Collateral, or that portion thereof to be sold, under the provisions of the Securities Laws.  The Pledgor and the Company will execute and will use best efforts to cause any registration statement relating thereto to become effective and to remain effective for a period of not less than six months from the date of the first public offering of such Collateral, or that portion thereof to be sold, and to make all amendments thereto and/or to any related prospectus or similar document which, in the reasonable opinion of the Collateral Agent, are necessary, all in conformity with the Securities Laws applicable thereto.  Without limiting the generality of the foregoing, the Pledgor and the Company agree to comply with the provisions of the securities or “Blue Sky” laws of any jurisdiction(s) which the Collateral Agent shall reasonably designate and to make available to security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act of 1933.

Section 7.4             Distributions as Collateral.  All payments made under or in connection with the LLC Agreement, the Membership Interests, or otherwise in respect of the Collateral and received by the Collateral Agent may, in the discretion of the Collateral Agent and to the extent permitted by Legal Requirements, be held by the Collateral Agent as collateral for the Obligations.

Section 7.5             Waiver of Rights and Remedies Under Applicable Legal Requirements.  To the extent permitted under applicable Legal Requirements, the Pledgor hereby waives all rights and remedies of a debtor or grantor under the Uniform Commercial Code or other applicable Legal Requirements (except for any defense of payment in full), and all formalities prescribed by law relative to the sale or disposition of the Collateral (other than notice of sale) after the occurrence and during the continuation of an Event of Default and all other rights and remedies of the Pledgor with respect thereto.

Section 7.6             Compliance With Limitations and Restrictions; No Discount.  The Pledgor hereby agrees that in respect of any sale of any of the Collateral pursuant to the terms hereof, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable Legal Requirements, or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and the Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Pledgor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

ARTICLE VIII

ATTORNEY-IN-FACT

Section 8.1             Collateral Agent Appointed Attorney-in-Fact.  The Pledgor hereby irrevocably appoints the Collateral Agent as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, upon the occurrence of and during the continuance of an Event of Default, in the Collateral Agent’s discretion to take any and all actions authorized or permitted to be taken by the Collateral Agent under this Agreement or by law, including but not limited to the power to:

(a)           take any action and execute any instrument which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement;

(b)           to ask for, demand, collect, sue for, recover, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral;

(c)           to receive, indorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith; and

(d)           to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or desirable for the collection of any of the Collateral or to enforce compliance with the terms and conditions of the LLC Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Indemnity and Expenses.  The provisions of Section 9.5 of the Credit Agreement are incorporated herein by reference.

Section 9.2             Security Interest Absolute.  The obligations of the Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation:  (a) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from, the Credit Agreement or any other Loan Document or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such instrument or agreement or this Agreement or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of this Agreement or any other Loan Document; (c) any furnishing of any additional security (including, without limitation, any assets, whether now owned or hereafter acquired, upon which a Lien is created or granted from time to time pursuant to the other Security Documents) to the Collateral Agent or any acceptance thereof or any sale, exchange, release, surrender or realization of or upon any security by the Collateral Agent; or (d) any invalidity, irregularity or unenforceability of all or part of the Obligations or of any security therefor.  In the event of any inconsistency between this Agreement and the Credit Agreement, the Credit Agreement shall govern.

Section 9.3             Delivery of Collateral.  All certificates or instruments representing or evidencing the Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto.  All such certificates or instruments shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably acceptable to the Collateral Agent.  The Collateral Agent shall have the right, at any time in its discretion and without prior notice to the Pledgor, following the occurrence and during the continuation of an Event of Default, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Collateral and to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.  In furtherance of the foregoing, the Pledgor shall further execute and deliver to the Collateral Agent an ownership power in the form of Exhibit A attached hereto with respect to the Membership Interests in the Company owned by the Pledgor that are represented by certificates or other instruments.

Section 9.4             Remedies Cumulative; Delay Not Waiver.

(a)           Remedies Cumulative.  Each and every right and remedy of the Collateral Agent hereunder shall be cumulative and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents now or hereafter existing at law or in equity or by statute.

(b)           No Waiver; Separate Causes of Action.  No delay or omission to exercise any right, power or remedy accruing to the Collateral Agent upon the occurrence of any breach or default of the Pledgor under this Agreement or any other Loan Document shall impair any such right, power or remedy of the Collateral Agent, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any other breach or default under this Agreement or any other Loan Document be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of the Collateral Agent of any breach or default under this Agreement, or any waiver on the part of the Secured Parties or of the Collateral Agent of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent in such writing specifically set forth.  Each and every default by the Pledgor hereunder shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

Section 9.5             Payment of Fees.  The Pledgor shall pay all filing, registration and recording fees and all re-filing, re-registration and re-recording fees, and all reasonable expenses incident to the execution and acknowledgment of this Agreement, any assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, imports, assessments and governmental charges arising out of or in connection with the execution and delivery of this Agreement, any agreement supplemental hereto, any financing statements, and any instruments of further assurance.

Section 9.6             Information Concerning Collateral.  The Pledgor shall, promptly upon the request of the Collateral Agent, provide to the Collateral Agent all information and evidence as the Collateral Agent may reasonably request concerning the Collateral to enable the Collateral Agent to administer or enforce the provisions of this Agreement.

Section 9.7             Company’s Consent.  The Company hereby consents to the assignment of and grant of a security interest in the Collateral to the Collateral Agent and to the exercise by the Collateral Agent of all rights and powers assigned or delegated to the Collateral Agent by the Pledgor hereunder, including the right, upon and during an Event of Default and subject to compliance with any regulatory requirements of any applicable Governmental Rule, to exercise the Pledgor’s voting rights and other rights with respect to the Collateral to manage or control the Company.

Section 9.8             Termination of Security Interest.  Upon the indefeasible payment in full in cash of all Obligations, the termination of all Letters of Credit and the termination of all Commitments and other obligations of the Secured Parties to extend credit under the Loan Documents, this Agreement and the security interest and all other rights granted hereby shall terminate and all rights to and interest in the Collateral shall revert to the Pledgor.  Upon any such termination, the Collateral Agent will return all certificates evidencing ownership interests in the Company, and all ownership powers executed hereunder, to the Pledgor and will, at the Pledgor’s expense, execute and deliver to the Pledgor such documents (including UCC-3 termination statements) as the Company or the Pledgor shall reasonably request to evidence such termination.  The release of the security interest in any or all of the Collateral, the taking or acceptance of additional security, or the resort by the Collateral Agent to any security it may have in any order it may deem appropriate, shall not affect the liability of any person on the indebtedness secured hereby.  If this Agreement shall be terminated or revoked by operation of law, the Pledgor will indemnify and save the Collateral Agent and the other Secured Parties harmless from any loss which may be suffered or incurred by the Collateral Agent and the other Secured Parties in acting hereunder prior to the receipt by the Collateral Agent, its successors, transferees, or assigns of notice of such termination or revocation.

Section 9.9             Expenses; Interest.

(a)           Expenses.  The Pledgor agrees to pay on demand to the Collateral Agent all reasonable costs and expenses incurred by the Collateral Agent (including the reasonable fees and disbursements of counsel) in connection with its enforcement, protection or preservation of any of its rights or claims (or the rights or claims of any other Secured Party) under this Agreement.

(b)           Interest.  Any amount required to be paid by the Pledgor pursuant to the terms hereof shall bear interest at the Default Rate or the maximum rate permitted by Legal Requirements, whichever is less, from the date due until paid in full.

Section 9.10           Amendments; Etc.  This Agreement may be changed, waived, discharged or terminated only (i) by an instrument in writing signed by each of the parties hereto, (ii) pursuant to Section 9.8 above and (iii) in accordance with the Section 9.1 of the Credit Agreement.

Section 9.11           Address for Notices.  All notices and other communications hereunder shall be given (in the manner specified in the Credit Agreement) to the parties hereto at the addresses specified under their respective names on the signature pages hereto, or as to any party at such other address as shall be designated by such party in a written notice to each other party.

Section 9.12           Continuing Assignment; Pledge and Security Interest; Release.  This Agreement shall create a continuing pledge, assignment of, hypothecation of and security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Obligations (other than contingent surviving obligations) and the termination of the Commitments and (b) inure to the benefit of, and be enforceable by, the Collateral Agent, the other Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (b), any Lender may assign or otherwise transfer all or any portion of its rights in the Obligations to the extent and in the manner provided in the Credit Agreement, and such assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise.

Section 9.13           Severability.  If any provision of this Agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

Section 9.14           Survival of Provisions.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of Loans, issuance of Letters of Credit and other extensions of credit thereunder.

Section 9.15           Binding Agreement.  This Agreement is binding upon the Pledgor and its successors and assigns.  The Pledgor is not entitled to assign its obligations hereunder to any other person without the written consent of the Collateral Agent, and any purported assignment in violation of this provision shall be void.

Section 9.16           Headings.  The headings of the various articles, sections and paragraphs of this Agreement are for convenience of reference only, do not constitute a part hereof and shall not affect the meaning or construction of any provision hereof.

Section 9.17           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Section 9.18           WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

THE COLLATERAL AGENT, THE PLEDGOR AND THE COMPANY AGREE THAT ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST THE PLEDGOR OR THE COMPANY OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AS THE COLLATERAL AGENT MAY ELECT.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COLLATERAL AGENT, THE PLEDGOR AND THE COMPANY ACCEPT, FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE COLLATERAL AGENT, THE PLEDGOR AND THE COMPANY IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT TO BRING LEGAL ACTION OR PROCEEDINGS IN ANY OTHER COMPETENT JURISDICTION, INCLUDING JUDICIAL OR NON-JUDICIAL FORECLOSURE.  THE COLLATERAL AGENT, THE PLEDGOR AND THE COMPANY HEREBY WAIVE ANY RIGHT TO STAY OR DISMISS ANY ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT BROUGHT BEFORE THE FOREGOING COURTS ON THE BASIS OF FORUM NON CONVENIENS.

Section 9.19           Third Party Rights.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon, or give to any Person, other than the Pledgor, the Collateral Agent and the Secured Parties, any security, rights, remedies or claims, legal or equitable, under or by reason hereof, or any covenant or condition hereof; and this Agreement and the covenants and agreements herein contained are and shall be held to be for the sole and exclusive benefit of the Pledgor, the Collateral Agent and the Secured Parties.

Section 9.20           Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

Section 9.21           Applicability of Credit Agreement.  In amplification of, and notwithstanding any other provisions of this Agreement, in connection with its obligations hereunder, the Collateral Agent has all of the rights, powers, privileges, exculpations, protections and indemnities as provided to it in the Credit Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their officers thereunto duly authorized as of the date first above written.

CREDIT SUISSE FIRST BOSTON, not in its individual capacity, but solely as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Address for notice:

Eleven Madison Avenue
New York, New York 10010-3629
Attention: Agency Department Manager
Telephone:
Telecopier:

NORTHWESTERN CORPORATION

By:
Name:
Title:

Address for notice:

125 South Dakota Avenue, Suite 1100
Sioux Falls, South Dakota 57104-6403
Attention: Chief Financial Officer
Telephone: (605) 978-2908
Telecopier: (605) 978-2910

Exhibit A to

Pledge Agreement

Irrevocable Instrument of Transfer

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following membership interest of The Montana Power Company, L.L.C., a Delaware limited liability company:

[100% Limited Liability Company Membership Interest]

and irrevocably appoints                                    its agent and attorney-in-fact to transfer all or any part of such capital stock and to take all necessary and appropriate action to effect any such transfer.  The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.  The effectiveness of a transfer pursuant to this stock power shall be subject to any and all transfer restrictions referenced on the face of the certificates evidencing such interest or in the limited liability company agreement of the subject company, to the extent they may from time to time exist.

NORTHWESTERN CORPORATION

By:
Name:
Title: